AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 2004

                                                          REGISTRATION NO. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       ---------------------------------

                              THE PROJECT GROUP, INC.
                (Name Of Registrant As Specified In Its Charter)


             Nevada                     7372                    88-0392153
-------------------------------    ----------------         ----------------
(State or other jurisdiction of   (Primary Standard        (I.R.S. Employee
incorporation or organization)        Industrial          Identification No.)
                                 Classification Code)

                       333 North Sam Houston Parkway East
                         Suite 275, Houston, Texas 77060
                                 (713) 622-1100
        (Address and telephone number of principal executive offices and principal place of business)


                     Craig Crawford, Chief Executive Officer
                             THE PROJECT GROUP, INC.
                       333 North Sam Houston Parkway East
                         Suite 275, Houston, Texas 77060
                                 (713) 622-1100
            (Name, address and telephone number of agent for service)

                        ---------------------------------

                                   Copies to:
                              Seth A. Farbman, Esq.
                              Seth A. Farbman, P.C.
                                301 Eastwood Road
                            Woodmere, New York 11598
                               PH: (516) 569-6089
                               FAX: (516) 569-6084

                        ---------------------------------

      Approximate date of proposed sale of the securities to the public: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        ---------------------------------

                               CALCULATION OF REGISTRATION FEE
======================================================================================================
                                                 Proposed Maximum    Proposed Maximum      Amount of
Title of Each               Amount to be      Offering Price Per    Aggregate Offering    Registration
Class of Securities          Registered           Security(1)            Price                Fee(4)
to be Registered
------------------------------------------------------------------------------------------------------
Shares of common stock,
$.001 par value (2)        23,375,000          $   0.165           $  3,856,875         $488.66

Shares of common stock,
$.001 par value (3)        12,850,000          $   0.165           $  2,120,250         $268.64

Total                      36,225,000          $   0.165           $  5,977,125         $757.30
======================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-the-Counter Bulletin Board on May 6, 2004.

(2) Represents shares underlying our Class B Preferred Shares which are convertible into 12,500 shares of our common stock, par value $0.001 per share, for every one share of our Class B Preferred Shares. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the Class B Preferred Shares, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule
      416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the Class B Preferred Shares. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(3) These shares of common stock are not outstanding and are issuable upon the exercise of warrants to purchase 12,850,000 shares of our common stock of which 12,150,000 shares are exercisable at $.135 per share and 700,000 are exercisable at $.10 per share.

(4)   The registration fee was previously paid via electronic transfer.

                        ---------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS                  Subject To Completion, Dated May__, 2004


     The information in this prospectus is not complete and may be changed.

                             THE PROJECT GROUP, INC.

                        36,225,000 SHARES OF COMMON STOCK

      This prospectus relates to the sale of up to 36,225,000 shares of our common stock, par value $.001 per share (the "Common Stock") by persons who are, or will become, stockholders of The Project Group, Inc. The shares registered in this prospectus include:

      o 23,375,000 shares issuable upon conversion of our 4% Series B Convertible Preferred Stock; and

      o 12,150,000 shares issuable upon the exercise of warrants with an initial exercise price of $0.135 cents per share; and

      o 700,000 shares issuable upon the exercise of warrants with an initial exercise price of $0.10 cents per share; and

Please refer to "Selling Shareholders" beginning on page 8. We will not receive any of the proceeds from the sale of the shares by the selling stockholders; however, we may receive up to $1,710,250 from the exercise of warrants for up to 12,850,000 shares of our common stock if all of such warrants are exercised in full. All costs associated with this registration will be borne by us.

      Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933. The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.

      Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "PJTG" The last reported sales price per share of our common stock as reported by the NASD Over-The-Counter Bulletin Board on May 6, 2004, was $0.17.

                                ----------------

            INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                                ----------------

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by BIB Holdings, Ltd., with the Securities and Exchange Commission. The Selling Stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  The date of this prospectus is May ______, 2004.

                               PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

                                   Our Company

We provide project management consulting services with a focus on activities which include, but are not limited to, project management and business strategy, project management systems and network architecture, computer software design, and value and segmentation analysis. We also provide technology consulting services, meaning that we review a client company's computer systems, internal networks, file servers and their capabilities to support a proposed project desired by the client company. We also prepare computer network specifications and provide on-site technical assistance with computer networks so as to enable our client companies to monitor their project or projects via the Internet using Microsoft's Project software and our processes.

We had consulting revenue of $1,962,182 for the year ended December 31, 2003 compared to consulting revenue of $1,588,562 for the fiscal year ended December 31, 2002; however we had a net loss of $1,411,612 for the fiscal year ended December 31, 2003, compared to net loss of $697,848 for the fiscal year ended December 31, 2002.

      Our principal offices are located at 333 North Sam Houston Parkway East, Suite 275, Houston, Texas, 77060; our telephone number is (713) 622-1100. Our Internet address is http://www.projectgroup.com The information contained in our website is not, and should not be deemed to be, a part of this prospectus. All references to "we," "us," "our," or similar terms used in this prospectus refer to The Project Group, Inc.

                                  THE OFFERING

Securities offered              36,225,000 shares of Common Stock. (1)

Shares outstanding              56,396,000 shares of Common Stock. (2)

Use of Proceeds                 We will not receive any proceeds from the
                                sale of the Common Stock by the selling
                                stockholders; however, we may receive up to $1,710,250 from the exercise of warrants for up to 12,850,00 shares of our common stock if all of such warrants are exercised in full.
                                See "USE OF PROCEEDS."

Plan  of  Distribution          The  offering  of our shares of common stock
                                is  being  made  by  certain  of  our
                                stockholders who wish to sell their shares. Sales of our common stock may be made by the selling stockholders in the open market or in privately negotiated transactions and at fixed or negotiated prices.

Risk Factors                    There are substantial risk factors involved
                                in investing in our company. For a discussion of certain factors you should consider before buying shares of our common stock, see the section entitled
                                "Risk  Factors".

Over-The-Counter
Bulletin Board                  PJTG


     (1) Includes (a) 110% of 21,250,000 shares (23,375,000 shares) of our common stock issuable upon conversion of 1,700 shares of our 4% Class B Convertible Preferred Shares (the "Class B Preferred Shares") for which each share of our Class B Preferred Shares converts into 12,500 shares of our common stock and includes (b) up to 12,850,000 shares of our common stock issuable upon exercise of warrants at exercise prices ranging from $.10 per share to $.135 per share.

     (2) Such figures are as of May 9, 2004. Such figure does not include shares of our Common Stock issuable upon exercise of options and warrants currently outstanding at exercise prices ranging from $.125 per share to $.25 per share and any of the shares described in clauses (a) and (b) in footnote (1) above.

SUMMARY FINANCIAL DATA

This table summarized our operating data and balance sheet data for and as of the periods indicated. You should read this summary financial data in conjunction with the "Plan of Operations" and our financial statements and notes thereto included elsewhere in this prospectus.

                                                                  DECEMBER 31,
                                                           2003                  2002
                                                      ---------------    ------------------
Consulting Revenue                                     $  1,962,182        $  1,588,562

Cost Of Consulting Revenue                                  733,775             661,941

Gross Profit                                              1,228,407             926,621

Loss From Operations                                     (1,258,575)           (586,558)

Net Loss                                               $ (1,411,612)       $   (697,848)

Basic And Diluted Loss Per Share                       $      (0.03)       $      (0.02)


Balance Sheet:

                                                   December  31, 2003
                                                  ---------------------

Current assets                                        $     37,992

Total Assets                                          $    382,354

Current Liabilities                                   $  1,014,920

Total Liabilities and Shareholders' Deficit           $    382,354

                                  RISK FACTORS

      This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR COMPANY:

1. We have had losses and such losses may continue, which may negatively impact our ability to achieve our business objectives.

      We had consulting revenue of $1,962,182 for the year ended December 31, 2003 compared to consulting revenue of $1,588,562 for the fiscal year ended December 31, 2002. However we had a net loss of $1,411,612 for the fiscal year ended December 31, 2003, compared to net loss of $697,848 for the fiscal year ended December 31, 2002. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We have suffered recurring losses from operations and have a net working capital deficiency. These conditions raise substantial doubt by our auditors about our ability to continue as a going concern.

2. If we are unable to obtain additional funding, our business operations will be harmed. If we do obtain additional financing our then existing shareholders may suffer substantial dilution.

      We have anticipated that we will require up to approximately $1,700,000 to fund our continued operations for the next twelve months, depending on revenue from operations. We have secured a commitment for this amount through the sale of our Class B 4% Convertible Preferred Shares. If for any reason beyond our control, we do not receive the second tranche of $850,000, which has already been committed, then additional capital would be required to effectively support our operations and to otherwise implement our overall business strategy. There can be no assurance that financing would be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans which could cause our operating results to decline. Any additional equity financing may involve substantial dilution to our then existing shareholders.

3. Our current and potential competitors, some of whom have greater resources and experience than we do, may develop products and offer services that may cause demand for, and the prices of, our products to decline.

      The consulting, information technology and outsourcing markets industry is extremely competitive and includes several companies which have achieved substantially greater market shares than we have, and have longer operating histories, have larger customer bases, have substantially greater financial, development and marketing resources than we do. Our competitors include large accounting, consulting and other professional service firms; information technology service providers and service groups of computer equipment. We also may compete with our clients themselves should a client choose to use its own resources, rather than engage an outside firm for the types of management and consulting services we provide. If overall demand for our services should decrease, it could cause or our operating results to decline.

4. If we are not able to anticipate and keep pace with rapid changes in technology or if growth in the use of technology in business is not as rapid as it has been we will not be able to successfully maintain our business operations.

         Our success depends, in part, on our ability to develop and implement management and technology services and solutions that need to keep pace with rapid and continuing changes in technology, industry standards and client requirements. We may not be successful in anticipating these developments on a timely basis and we may not be successful in responding to changes in technology. Also, services, solutions and technologies developed by our competitors may make our service or management services uncompetitive or obsolete. Our business is also dependent, in part, upon continued growth in the use of technology in business by our clients and prospective clients and their customers. If we are unable to keep up with changing technology, overall demand for our consulting services could decrease which could cause or our operating results to decline.

5. Because we require our employees to have a high level of technology and computer skills, if we are unable to attract, retain and motivate our employees, we will not be able to compete effectively and will not be able to grow our business.

         Our success and ability to grow are dependent, in part, on our ability to hire, retain and motivate sufficient numbers of talented people with the increasingly diverse skills needed in the consulting and information technology markets. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of our employees could prevent us from growing our business which would prevent us from increasing our revenues.

6. If we fail to properly manage certain projects it may result in costs or claims against us which could cause us to lose money.

          Our project management engagements often involve large scale, highly complex projects involving computer networks and software programs utilizing leading technology. The quality of our performance on such projects depends in large part upon our ability to manage the relationship with our customers, and to effectively manage the project and deploy appropriate resources and our own personnel, in a timely manner. Any defects or errors or failure to meet clients' expectations could result in claims for substantial damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, error, mistakes or omissions in rendering services to our clients. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. In addition, in certain instances, we guarantee customers that we will complete a project by a scheduled date. As a result, we often have to make judgments concerning time and labor costs. If the project or network experiences a performance problem, we may not be able to recover the additional costs we will incur, which could exceed revenues realized from a project. Finally, if we miscalculate the resources or time we need to complete a project with capped or fixed fees, our operating results could seriously decline.

7. Our principal stockholders, officers and directors, if they exercise their right to convert their common stock into our Class A Preferred Stock, would own a controlling interest in our voting stock and investors will not have any voice in our management which could result in decisions adverse to our general shareholders.

      If our officers and directors exercise their right to convert their common stock into our Class A Preferred Stock, they would have the right to vote approximately 59.38% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval including:

      o     election of our board of directors;

      o     removal of any of our directors;

      o     amendment of our certificate of incorporation or bylaws; and

      o adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

      As a result of their ownership and positions, our directors and executive officers collectively would be able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

8. Because we are delinquent on our federal payroll taxes we may face penalties and fees.

            We currently owe approximately $395,000 in Federal payroll taxes. We believe we have accrued adequate amounts for penalties and interest for being delinquent in paying our Federal payroll taxes. We intend to try to work out a payment schedule with the Internal Revenue Service; however we can give no assurance that we will come to a settlement agreement or that we will not be required to pay penalties and fees.

RISKS RELATING TO OUR COMMON STOCK:

9. We may, in the future, issue additional shares of our common stock which would reduce investors percent of ownership and may dilute our share value.

      Our certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock, par value $.001 per share. Our certificate of incorporation does authorize us to issue 5,000,000 shares of preferred stock of which we have already committed to issue 1,700 shares of our Class B Preferred Shares. The future issuance of all or part of our remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

10. Our common stock is subject to the "penny stock" rules of the SEC and the Trading market in our securities is limited, which makes transactions in our Stock cumbersome and may reduce the value of an investment in our stock.

      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

      The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

      Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

11. We intend to register 12,850,000 shares of our common stock underlying our warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

      As of May 9, 2004, we had 56,396,000 shares of common stock issued and Outstanding. We have warrants outstanding to purchase 12,850,000 shares of our common Stock and options outstanding to purchase 3,440,000 shares of our common stock. We intend to register 12,850,000 shares of our common stock underlying warrants. If such warrants are exercised in full and converted to shares of our common stock, our shareholders may experience a decline in the price of our common stock as such shares of common stock are sold into the open market.

12. Because we do not intend to pay any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

     We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

                           FORWARD-LOOKING STATEMENTS

         Certain information contained in this prospectus and the documents incorporated by reference into this prospectus include forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act), which mean that they relate to events or transactions that have not yet occurred, our expectations or estimates for our future operations, our growth strategies or business plans or other facts that have not yet occurred. Such statements can be identified by the use of forward-looking terminology such as "might," "may," "will," "could," "expect," "anticipate," "estimate," "likely," "believe," or "continue" or the negative thereof or other variations thereon or comparable terminology. The above risk factors contain discussions of important factors that should be considered by prospective investors for their potential impact on forward-looking statements included in this prospectus and in the documents incorporated by reference into this prospectus. These important factors, among others, may cause actual results to differ materially and adversely from the results expressed or implied by the forward-looking statements.

                                 USE OF PROCEEDS

         The selling security holders will receive the net proceeds from the sale of shares. We will not receive any of the proceeds from any sale of the shares by the selling security holders. However, we will receive the proceeds from the cash exercise of warrants to purchase certain of the shares offered hereunder. If all warrants covered hereby are exercised for cash in accordance with their terms, we would receive gross proceeds of $1,710,250. Any such gross proceeds will be used for working capital purposes. If our warrants are not exercised by the warrant holders, then we will not receive any proceeds at all.

                      DESCRIPTION OF FINANCING TRANSACTION

         On March 9, 2004, we entered into a Selling Agent Agreement with First Montauk Securities, Inc. ("First Montauk") to assist us in the sale of our Class B 4% Convertible Preferred Stock. We entered into a Securities Purchase Agreement with investors for the Sale of 1,500 Class B 4% Preferred Shares for an aggregate purchase price of $1,500,000. On March 11, 2004 we entered into an amended Selling Agent Agreement and amended Securities Purchase Agreement to sell an additional 200 shares of our Class B 4% Convertible Preferred Shares for an additional $200,000. Each share of the Class B Convertible Preferred Stock is convertible into 7,692 shares of our Common Stock. In addition, we issued warrants to the investors to purchase an aggregate of 11,050,000 shares of our Common Stock at an exercise price of $.25 per share. That is to say, we issued a warrant to purchase 6,500 shares of our common stock for each Class B 4% Convertible Preferred Share that was purchased. On May 7, 2004, we entered into an amended agreement with the holders of our Class B 4% Preferred Stock to modify the conversion price of our Class B 4% Preferred Shares so that every preferred share is convertible into 12,500 shares of our common stock. We also agreed to modify the exercise of the warrants that we issued to the shareholders and First Montauk of our Class B 4% Preferred Shares to an exercise price of $.135 per share. These warrants have a term of three years. The exercise price is also subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger.

                  The Warrants that we issued to the investors are redeemable by us, on not less than 20 business days' at a redemption price of $0.001 per Warrant at any time commencing after the original date of issuance; provided that (i) the average closing bid quotation for our Common Stock for the 20 consecutive trading days prior to the day on which we give notice of redemption has been at least $0.60 per share and (ii) there is an effective registration statement under the Securities Act of 1933 covering the offer and sale of the warrant shares upon exercise of the Warrants. Holders of our warrants will have exercise rights until the close of business on the date fixed for redemption. Upon the expiration of the 20 day period, all warrants not exercised by the holder shall terminate and shall solely represent the right to receive the redemption price. We may not redeem less than all of the warrants then outstanding.

         As of the date of this filing, we have received an aggregate of $850,000 less expenses and fees. Pursuant to the terms of the agreements, the remaining $850,000 shall be due to us within five days after the effective date of a Registration Statement, of which this Prospectus is a part.

         We have agreed to register (i) 110% of the number of shares of Common Stock underlying our Class B 4% Convertible Preferred Stock and (ii) 100% of the shares of our Common Stock issuable upon exercise of the warrants, on a registration statement of which this prospectus forms a part and to pay to the investors liquidated damages if the registration statement is not filed on or before the 45thday following the initial closing, March 9, 2004, or is not declared effective within 90 days following such date, an amount equal to 2% of the purchase price for each calendar month (or portion thereof) of delayed effectiveness. We are also obligated to keep the Registration Statement of which this Prospectus forms a part effective until the registration statement has been effective for a period of two (2) years.

         First Montauk served as placement agent for sale of our Class B Convertible Preferred Stock. In connection with this financing transaction, First Montauk and its designees received warrants to purchase an aggregate of 1,100,000 shares of our common stock, at an exercise price of $0.25 cents per share. On May 7, 2004, we agreed to modify the exercise price for these warrants so that the warrants are exercisable at $.135 per share. We have also agreed to make payment to First Montauk in the amount of 10% of all funds raised from the sale of our Class B Convertible Preferred Stock and to pay First Montauk a warrant solicitation fee in the amount of 5% of the aggregate exercise price of any warrant which is exercised through the efforts of First Montauk. We have also agreed to register 700,000 shares of our Common Stock issuable upon exercise of warrants issued to Seth A. Farbman for legal services rendered to the Company. Such warrants were revised in May 2004to be exercisable at $.10 per share.

         In the Securities Purchase Agreement, we have agreed that, that until the earlier to occur of (i) our registration statement having been effective for 90 days, or (ii) until all the shares underlying our Class B 4% Convertible Preferred Shares and related warrant shares have been resold pursuant to said registration statement, we will not issue any shares of Common Stock, or securities convertible into Common Stock; provided, however, we may (i) issue options or shares or other securities to our employees and other eligible persons under our existing employee option plans; (ii) issue warrants or other securities to consultants or advisors provided such securities have an exercise or conversion price in excess of $0.14 per share and (iii) may issue shares of our Common Stock in connection with the exercise or conversion of convertible securities outstanding in accordance with the terms thereof. In the event that we violate these terms, then the conversion price of our Series B 4% Convertible Preferred Stock shall be reduced to reflect the issue or conversion or exercise price of such securities.

     Each of our officers and directors: Craig Crawford, Sean Hanson, William Moebius, John Winchester and Emmitt Ray McCoppin, have signed a lock up agreement limiting the shares of our Common Stock which they can sell during certain periods of time. They have agreed that they will not sell or otherwise transfer or offer to sell or otherwise transfer any shares of our Common Stock directly or indirectly held by him for a period of one year; provided however, that they are permitted to sell up to 50,000 shares per month so long as the sale price of any sale of Common Stock is equal to or exceeds $.25 per share. Additionally, certain of our shareholders which include: Paul Jay Hanson, Collingsworth Properties Ltd, Michael Sutton, Brad Marnitz, and Gary Crich, have signed a lock up agreement which states that they will not sell or otherwise transfer or offer to sell or otherwise transfer any shares of our Common Stock directly or indirectly held by him at any time prior to 90 days after this Registration Statement is declared effective by the Commission; provided however, that they are permitted to sell up to 50,000 shares per month so long as the sale price of any sale of Common Stock is equal to or exceeds $.25 per share.

                              SELLING STOCKHOLDERS

      The following table sets forth the shares beneficially owned, as of May 9, 2004, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold. The selling stockholders acquired their beneficial interests in the shares being offered hereby in transactions described under the heading "Description of Financing Transaction." Except as expressly set forth below, none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.

      Except as disclosed in this prospectus, none of the selling stockholders are affiliates or controlled by our affiliates. Except as disclosed in this prospectus, none of the selling stockholders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates. We have separate contractual obligations to file this registration statement, of which this prospectus forms a part, with each of the selling stockholders.

      Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, each of the selling stockholders is subject to certain limitations on the conversion of their convertible preferred stock and the exercise of their warrants. Specifically, such selling stockholders may not convert their preferred stock or exercise their warrants, if such conversion or exercise would cause such holder's beneficial ownership of our common stock (excluding shares underlying any of their unconverted preferred stock or unexercised warrants) to exceed 4.99% of the outstanding shares of common stock.

                                                                       Number of
                                                                       Shares of       Percentage of
                            Shares of Common                           Common Stock    Common Stock
                            Stock Owned Prior   Shares of Common       Owned After     Owned After
Names and Addresses         to Offering(1)      Stock to be Sold       the Offering    the Offering
-----------------------     -------------------- -------------------- ----------------- -------------
Alpha Capital AG(19)        7,600,000 (2)        7,600,000               0               0
Pradafart 7
Furstertoms 9490
Vaduz Liechenstern

Ateres Mechoel, Inc.(12)      950,000 (3)          950,000               0               0
1381 East 34th Street
Brooklyn, NY 11210

Bais Yaakov Moshe (18)       1,900,000(4)        1,900,000               0               0
205 W Beach Street
Long Beach, NY 11561

Genesis Microcap, Inc.(14)   1,900,000(4)        1,900,000               0               0
c/o SDC Capital
20 East Sunrise Hwy
Valley Stream, NY 11581

Seth Farbman                  700,000 (5)          700,000           200,000            (*)
301 Eastwood Road
Woodmere, NY 11598

Leon Goldberg                 950,000 (3)          950,000               0               0
1360 East 14th Street
Brooklyn, NY 11230

J.M. Investors(16)           4,275,000(6)        4,275,000               0               0
152 East 9th Street
Lakewood, NJ 08701

Bella Jacobs                  950,000 (3)          950,000               0               0
53 Main Street
Monsey, NY 10952


Keren Mycb Elias(15)          2,850,000(7)       2,850,000              0               0
Foundation
1548 50th Street
Brooklyn, NY 11219

Mendlowitz Charitable
Foundation (17)               950,000(3)          950,000               0               0
3511 Highway 9 N
Howell, NJ 07731

Platinum Partners Value     3,800,000(8)        3,800,000               0               0
Arbitrage Fund(13)
152 W 57th Street
New York, NY 10019

Platinum Partners Global    3,800,000(8)        3,800,000               0               0
Macro Fund(13)
152 W 57th Street
New York, NY 10019

Zenny Trading Ltd(20)       2,375,000(9)        2,375,000               0               0
50 Town Range
Suites 7B
Gibralter

Yitzy Weitman                 61,875(10)           61,875               0               0
18 Arosa Hill
Lakewood, NJ 08701

Moshe Mueller                763,125(10)          763,125               0               0
127 Autumn Road
Lakewood, NJ 08701

Ernest Pellegrino              61,875(10)          61,875               0               0
c/o First Montauk
328 Newman Spring Rd
Red Bank, NJ 07701

First Montauk(11)            213,125(10)          213,125               0               0
Securities Corp.
328 Newman Spring Rd
Red Bank, NJ 07701

-------------

(*) Represents less than one percent of the total number of shares of our common stock outstanding as of the date of this filing.

(1) The numbers on the table reflect the actual number of shares issued or issuable to the selling stockholder. We are registering 110% of the shares underlying the Class B 4% Convertible Preferred Shares held by the selling stockholders.

(2) Includes 5,000,000 shares of common stock issuable on conversion of 400 shares of our Class B 4% Convertible Preferred Stock and 2,600,000 shares issuable upon exercise of warrants to purchase shares of our common stock at an exercise price of $.135 per share.

(3) Includes 625,000 shares of common stock issuable on conversion of 50 shares of our Class B 4% Convertible Preferred Stock and 325,000 shares issuable upon exercise of warrants to purchase shares of our common stock at an exercise price of $.135 per share.

(4) Includes 1,250,000 shares of common stock issuable on conversion of 100 shares of our Class B 4% Convertible Preferred Stock and 650,000 shares issuable upon exercise of warrants to purchase shares of our common stock at an exercise price of $.135 per share.

(5) Includes 200,000 shares of common stock not registered herein and 700,000 shares issuable upon exercise of warrants to purchase shares of our common stock at an exercise price of $.10 per share.

(6) Includes 2,812,500 shares of common stock issuable on conversion of 225 shares of our Class B 4% Convertible Preferred Stock and 1,462,500 shares issuable upon exercise of warrants to purchase shares of our common stock at an exercise price of $.135 per share.

(7) Includes 1,875,000 shares of common stock issuable on conversion of 150 shares of our Class B 4% Convertible Preferred Stock and 975,000 shares issuable upon exercise of warrants to purchase shares of our common stock at an exercise price of $.135 per share.

(8) Includes 2,500,000 shares of common stock issuable on conversion of 200 shares of our Class B 4% Convertible Preferred Stock and 1,300,000 shares issuable upon exercise of warrants to purchase shares of our common stock at an exercise price of $.135 per share.

(9) Includes 1,562,500 shares of common stock issuable on conversion of 125 shares of our Class B 4% Convertible Preferred Stock and 812,500 shares issuable upon exercise of warrants to purchase shares of our common stock at an exercise price of $.135 per share.

(10) Includes shares issuable upon exercise of warrants to purchase shares of our common stock at an exercise price of $.135 per share.

(11) First Montauk Securities is a registered member of the NASD and Moshe Mueller is a licensed registered representative employed at First Montauk.

(12) The principal of the named selling shareholder is Hillel Mendelovitz.

(13) The principal of the named Selling shareholder is Mark Nordlicht.

(14) The principal of the named Selling shareholder is Larry Gibbins.

(15) The principal of the named Selling shareholder is Moses Elias.

(16) The principal of the named Selling shareholder is Jeff Rubin.

(17) The principal of the named Selling shareholder is Moshe Mendlowitz.

(18) The principal of the named Selling shareholder is Shlomo Lesin.

(19) The principal of the named Selling shareholder is Conrad Ackerman.

(20) The principal of the named Selling shareholder is Adrian Olivero.

                                 DIVIDEND POLICY

     We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors.

                           PRICE RANGE OF COMMON STOCK

     Our Common Stock is traded on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc., Automated Quotation System under the symbol "PJTG" Although trading in our Common Stock has occurred on a relatively consistent basis, the volume of shares traded has been sporadic. There can be no assurance that an established trading market will develop, that the current market will be maintained or that a liquid market for our Common Stock will be available in the future. Investors should not rely on historical stock price performance as an indication of future price performance.

The closing price of our Common Stock on May 6, 2004 was $.17 per share.

The following table sets forth the range of high and low bid quotations of our common stock, as reported on the OTC Bulletin Board, for the periods indicated. The prices represent inter-dealer quotations, which do not include retail markups, markdowns or commissions, and may not represent actual transactions.

                                             Common Stock
                                             ------------

PERIOD                                    HIGH             LOW
---------                                 ----             ---

Calendar Year 2002
-----------------------------
Quarter ending March 31, 2003           $0.21            $0.20
Quarter ending June 30, 2003            $0.20            $0.12
Quarter ending September 30, 2003       $0.13            $0.08
Quarter ending December 31, 2003        $0.12            $0.05


Calendar Year 2003(*)
--------------------
Quarter ending March 31, 2003           $0.05            $0.05
Quarter ending June 30, 2003            $0.51            $0.02
Quarter ending September 30, 2003       $0.74            $0.25
Quarter ending December 31, 2003        $0.34            $0.11


(*) In March 2003 we effectuated a 2:5 for 1 reverse split of our common stock and, in October 2003, we effectuated a 2 for 1 forward stock split of our common stock.

SECURITY  HOLDERS

     At May 9, 2004 there were 56,396,000 shares our common stock outstanding which were held by approximately 130 stockholders of record.

                                    BUSINESS

Forward Looking Statements

      Certain information contained in this Form SB-2 are forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Factors set forth that appear with the forward-looking statements, or in our other Securities and Exchange Commission filings, could affect our actual results and could cause our actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us in this Form SB-2. In addition to statements, that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our reports and registration statements filed with the Securities and Exchange Commission. In addition, prior financial performance and customer orders are not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance. Additionally, we undertake no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

General Development

We were originally incorporated under the name Registered Agents of Southern Nevada, Inc., in Nevada on April 16, 1998. Our Certificate of Incorporation was subsequently amended to change our name to Global Boulevard International, Inc. on March 25, 2000. On March 26, 2003, Global Boulevard International, Inc. ("GBBV") entered into an Agreement and Plan of Reorganization, which set forth the terms and conditions of a proposed business combination of Global Boulevard International, Inc. and Pro Squared, Inc., a Texas corporation, pursuant to which Pro Squared, Inc. shareholders exchanged 99.5% of the outstanding shares of Pro Squared, Inc. for 39,776,400 newly issued, shares of GBBV. Pro Squared, Inc. was incorporated on July 24, 2001. As a result of such transaction, Pro Squared, Inc. became our majority-owned subsidiary. On May 6, 2003, we amended our Certificate of Incorporation to change our name to The Project Group, Inc. All share and per share amounts referred to in this Annual Report are adjusted for all stock splits unless otherwise noted.


Business Summary

We provide project management consulting services with a focus on activities which include, but are not limited to, project management and business strategy, project management systems and network architecture, computer software design, and value and segmentation analysis. When we offer our project management services, we teach and/or provide the techniques used for cost control, project timeline development, resource utilization and risk analysis all with a focus towards improving a client company's overall efficiency and operating or financial results. Examples of our consulting work include the development of project management services for various companies, the review of a client's current project management strategy and its consistency with the business strategy of that firm, the project management of a client's supply chain process, and a project management assessment of a client's computer network, system architecture and operations management capabilities. We also provide technology consulting services, meaning that we review a client company's computer systems, internal networks, file servers and their capabilities to support a proposed project desired by the client company. We also prepare computer network specifications and provide on-site technical assistance with computer networks so as to enable our client companies to monitor their project or projects via the Internet using Microsoft's Project software and our processes.

While there exist several traditional management consulting firms that offer services related to general operating matters, we believe that we can and have distinguished ourselves by focusing on specific project management services which are more narrowly defined and specialized. By focusing our attention on project management, project management software and related consulting activities we allow our project managers and senior level professionals to interface directly with senior client personnel.

The project management consulting services that we undertake are usually performed on a time-and-materials basis. The size of the professional team that we assign to a particular project varies depending on the size of the project, the clients' project management maturity level, the level of automation desired and the stage of implementation. Our staff is billed out at various rates ranging from entry level at $150.00 to more than $250.00 per hour, depending upon the level of expertise required of each individual assigned to a particular project, and the overall project complexity.

     Our principal executive offices are located at 333 North Sam Houston Parkway East, Suite 275, Houston, Texas, 77060. Our telephone number is (713) 622-1100 and our fax number is (713) 622-1103.

Operations

    Our staff usually works in close conjunction with client personnel, at the client site, on any given project. This partnering with the client, we believe, results in a project management knowledge transfer leaving the client new skills that are usually lacking in the initial client organization. In each sector of our business, we have developed methodologies, processes, software, tools and templates which are used by our consultants to help improve the quality of our work product. These processes help lower our client's cost of project management implementation and help to reduce the time required to perform the work. We maintain a database of these methodologies, processes, tools, benchmark information and templates, along with proposals, project plans and other information. This database is readily accessible by our consultants working at the clients sites via the Internet and other means. We believe that our professionals deliver to each client engagement individualized technical skills, experience, industry-specific and functional experience, significant consulting experience and expertise in the following areas:

ANALYSIS,  SYSTEM  INTEGRATION  AND  PROJECT  MANAGEMENT

   Our analysis process reviews a given client's current business objectives, operational structure, and systems architecture. We then review what added value a client would gain if such a company implemented a formal system for enterprise project management. We then develop a budget and prepare an outline of how a client company can create, implement and maintain a management system for a given project. We use this information to relate to the client their system functionality and associated costs to specific and measurable benefits. Our staff analyzes the impact of proposed new technology in financial terms, such as internal rate of return, payback, net present value, cash flow, and financial income statement impact consistent with the internal accounting procedures of the client. Our services include an assessment phase in which our team evaluates the client's current business and project management process and capability. We work with the client to design and develop an appropriate solution to meet the client's needs. Our designated project manager typically assumes overall initial project management responsibility during the development and implementation phases, overseeing the team assembled by us (which normally consists of a combination of our professionals, the client's staff, and other related personnel) to implement the project and coordinate the various hardware, software and other components required.

SOFTWARE PRODUCTS EXPERTISE We provide application software and other software products used to reduce development time and cut our clients' management and operating costs. We are familiar with many third-party software products for the industries we serve and on occasion we will utilize our own software tools for our clients' projects. We have developed a number of methodologies, templates, software applications, and tools which are used in various areas of the strategic planning, market analysis, business case, systems integration, project management, and software package integration/implementation aspects of our project work. These tools are used to decrease the time and reduce the cost required to implement a system, as well as increase reliability and reduce client risk associated with a particular project phase. Such tools include:

PROJECT ADMINISTRATOR MODULE - A web based tool for administrators to manage projects in connection with Microsoft Project 2000 and Project Central, both of which are project management software items. Project Central helps to collect data from Microsoft Project 2000 files and displays such files over the Internet to authorized users. The features of the Project Administrator Module include database maintenance and control, statistical database reporting, and a view of current activity in the database. This is a very specialized tool that is only used by the system administrator of Microsoft's Project Central.

LEGACY TRANSFER AGENT - This software links data from older data processing systems such as Legacy or ERP systems to Microsoft Project 2000 database projects.

FOLLOWME - This is a network analysis tool for Microsoft Project 2000 which allows users to follow complex networks of logic. Schedules have a logical critical path that result from the order that tasks are performed. This tool enhances the ability of senior project management personnel to analyze the quality of a schedule.

PROJECTGRAPH - This is a graphing tool for Microsoft Project 2000 which allows users to easily graph complex sets of time phased data from Project 2000.

COMPUTER BASED TRAINING COMPACT DISKS FOR MICROSOFT'S PROJECT 2000. These disks provide basic, advanced, and project central level training for users of Microsoft Project 2000 and Project Central. These lessons are available via compact disks and are user controllable so the user can advance at his own pace.

     With the exception of the training software, these software tools have not been sold to the general public or to our client base.

     No patents or trademarks have been applied for these items as of the filing of this Report.

CHANGE MANAGEMENT AND TRAINING. As part of our services, it is often necessary that we assist the client company in adapting to new ways of doing things. Specifically, new ways of managing employees, new ways of viewing the company's objectives and goals and new ways of conducting operations. We believe that the maturity and capability of the client organization is a critical factor in the success or failure of the clients' project management. Whether it is a package implementation or a complex systems integration project, all stakeholders of the client are potentially affected. The failure of the users to properly utilize the system can mean the difference in whether or not the client obtains the benefits originally specified for the project. Our change management programs are designed to ensure the project's successful implementation by reducing resistance, along with expanding the client's understanding and commitment to the change necessitated by the project. We offer our clients a variety of training options in our project work. Our training programs can range from basic "train the trainer" programs for a new client system to sophisticated multi-media computer-based and web-based training programs that can be used for training the users of the system. Additionally, we have developed a comprehensive Microsoft Project training curriculum, with outlines, examples, lesson plans, etc. These training materials are owned by us and are constantly being refined to reflect best practices and the needs of clients.

     Our services in the education and training area include: the analysis of the audience to be trained; the development of executive education programs, including the linkage of performance measures to project goals; development of customized education courses; development of specific educational courses that highlight the business processes being implemented and explain their benefits; development of customized skills training programs; and development of new policies and procedures and the incorporation of these into training programs.

     We also offer our clients a variety of multi-media services focused on training and communication. These services delivered through our Creative Delivery Systems include multi-media training systems that utilize 2D and 3D graphics, custom video and audio, and all levels of animation. Our Creative Delivery Systems also design communication and training tools with delivery via various media such as video, diskette, CD-ROM, the Internet or the client's Intranet. Our multi-media application work extends to the development of Internet and Intranet applications.

Marketing  and  Sales  Strategy

     We utilize a relationship-selling model in most of our business areas. The critical component in this selling model is its project manager. Our project managers are responsible for growing and enhancing client relationships. By developing a thorough knowledge of the client's business, along with a close working relationship with the most senior members of the client's management team, our project managers are able to establish our company as a business partner with the client.

     By having a detailed knowledge of the mission, vision and strategy of our clients, we strive to be the preferred supplier of project management and business consulting services to each client. This thorough and detailed knowledge of the client's business is gained through the performance of project management assessments. Assessments are performed at the start of all consulting assignments. Detailed checklists are used to ensure that all areas of a client company are reviewed. Our trained staff gains knowledge about the client company through extensive interviews with the client and an examination of the client's project management tools and processes.

    Our sales organization is responsible for developing and qualifying leads which come to us from a variety of sources. These sources include the cold calling done by our sales team; leads from our employees; referrals from Microsoft; contacts from industry research organizations; leads generated by attendance at conferences and trade shows; leads from marketing efforts, telemarketing and advertising; and referrals from current and former clients. Additionally, all senior personnel are encouraged to maintain their own network of contacts to develop potential new business sources. We also participate in a number of software vendor and industry conferences and trade shows each year. These events serve to broaden our exposure and provide client feedback as our senior technical and management personnel participate in speaking engagements and other conference events.

     We have developed a revenue generating strategy approach based on software development, consulting, integration and consolidation. Our essential strategy is to do the following:

1) Complete the development of market specific project management software application modules based on the Microsoft Project platform that improve communications with enterprise resource planning systems like Oracle, SAP and Peoplesoft.

2) Utilize these new modules to procure new project management consulting and integration contracts.

3) Consolidate the highly fragmented project management consulting field, through the acquisition of other project management organizations.

4) Continue to retain the rights to and resell new project management applications and integration tools developed from our client assignments.

5) Execute strategic alliance agreements with key international companies targeting project management software sales, integration, installation, processes and training focusing on the Fortune 1000 companies.

6) Develop new business intelligence products and services that use Microsoft's Sharepoint Portal software technology and integrate business information with enterprise project management systems.

7) Develop and maintain an affinity group of project management developers, management consultants and other professionals by offering an open consulting alliance network, supported by training, software application, and contract consulting work.

Software  Strategy

     1) Platform. We have conducted research and committed extensive time, energy, and resources to participating as a member of the Microsoft Project Partner Group. By participating as members of the Microsoft Project Partner Group, we keep our technical team current with the evolutionary development path of Microsoft Project. We participate as members of the Microsoft Project Partner Group by conducting presentations and demonstrations of Microsoft's tools and products to various potential customers, as requested by Microsoft. Microsoft Project is currently the most widely used project management software tool. As more companies and industries accept project management as a necessary business discipline, it will become more imperative that a stable platform be established where developers, managers and consultants have a common point of reference.

     We pay an annual Microsoft Project Partner fee of approximately $1,600.00 to be a Microsoft Certified Partner. Our Microsoft Certified Partner identification code is 565406. We believe that there are over 100 Microsoft Project Partners located throughout the world. The Microsoft Certified Partner Program is a recognized, worldwide program for independent companies that provide Microsoft-based IT services and products to corporate, government and small or medium-sized businesses. During 2003, we met the technical qualifications and were appointed a Microsoft Gold Partner. There are significantly fewer Microsoft Gold Partners than standard Certified Partners. Additionally, during 2003, Microsoft selected us as a "Premier Project Partner" of which there are only twenty-one worldwide. Partners skills must encompass a broad range of technical expertise, including specialized disciplines such as e-commerce, networking and collaboration. Microsoft Certified Partners must have at least 2 Microsoft Certified Professionals on staff or 1 software product that successfully completes one of the following software tests: designed for windows XP logo, Windows 2000 independently verified compatible or technical integration testing for Commerce Server 2000.

     2) Modules. We focus our time and resources on the development of project management software that enhances or expands the capabilities of Microsoft Project. We intend to continue to develop project management software and processes that improve managements ability to monitor projects throughout their organization. While we do not have a formal agreement with Microsoft to develop enhancements or expansion of the Microsoft Project software, it is our understanding that Microsoft encourages developers to develop tools that enhance Microsoft products.

    3) Applications. We believe that our consulting engagements will create resale opportunities for our products and services. We are building project management applications to meet the needs of clients, with the intention of using these highly specialized software modules as value added premiums to procure future business. We have developers and programmers to write project management programs. Our consulting agreements generally provide that all data, computer programs, systems and techniques written, invented, or made by us in the course of offering its consulting services will be jointly owned by us and the particular client. We do not intend to incorporate proprietary applications written from other sources in the development of our software tools and products.

     4) Consulting Strategy. Our experience has indicated that for every $1 spent on project management software, an estimated $5 to $10 will be spent on consulting, training and integration. Our goal is to simultaneously leverage our software strategy, to procure high value long term consulting and integration contracts and develop a reinforcing distribution application loop among our consultants and application developers.

      We have identified and developed modules to position our company to address the five fastest segments of project management which are listed below. It is our intention to use these modules to have developers and programmers write specific project management programs, with the intention of (i) reselling them as custom solutions over its project management outsourcing consulting network and (ii) licensing these new applications on an exclusive basis to sell its project management consulting services.

We believe the fastest growing segments of the project management market include:

         1) Improvement: For years, corporations have implemented various operational improvement projects such as business process re-engineering, ERP systems installation, and total quality management. In a March 2000 survey conducted by The Boston Consulting Group, of over one hundred executives responsible for enterprise improvement initiatives, relatively few companies reported that their initiatives had achieved significant value. In some cases, consulting firms are hired to identify and scope improvement opportunities, and then the implementation effort is turned over to a company's staff. In other cases, secondary consultants specializing in specific areas are brought in to implement strategies formulated by a primary consulting firm. Because of the secondary consultants involved, background information on how designs evolved may get lost and the implementation may not always adhere to the original vision.

     Transformation tools with the right functionality can dramatically reduce complexity and enhance the probability of a company's success. First, the project management tools should provide alignment and clarity so that all initiatives adhere to the same vision and changes are managed in a timely and cost efficient manner. Improvements in one area must be linked to operations in other areas. Coordination of related improvements across the various operating divisions of a company are required in order to quickly realize the potential for optimization. Second, projects must be prioritized and resources properly utilized to provide the greatest impact to the enterprise. Third, knowledge reuse must enable the sharing of best practices and the reduction of time-to-benefit. Fourth, a good reporting and monitoring mechanism is needed to keep senior management aware of status, decision points and provide early warning of issues or problems.

     2) Innovate - Product Development Constant business innovation is important for most companies. Product-driven organizations need to constantly improve and enhance their product portfolio. Companies dependent on new product revenue must not only continuously develop innovative products, but also must complete the development and market introduction in a shorter amount of time. Most successful companies use a structured product development process to reduce time-to market and to enable the application of a robust engineering methodology. Important issues to be addressed are the reduction in design iterations, the reuse of previous designs, adherence to company standards, and the readiness of executing organizations to roll out and support the new designs.

     3) Connect - Collaborative Commerce: While e-commerce addresses the quantitative aspect of web-based transactions, "collaborative commerce", or c-commerce, adds an important dimension by enabling dynamic collaboration among employees, business partners and customers throughout a trading community or marketplace. Studies made by the Gartner Group show that interaction costs account for about half of all labor costs in developed economies. Interaction can be both internal and external to an enterprise.

     External interaction covers such things as searching for needed products and services, or better prices; monitoring the performance of vendors, partners and customers; and coordinating the activities of outside service providers. In service industries, interaction costs constitute as much as 75 % of total costs. In most high tech areas, they are as much as 50-60% of total costs. Challenges in these projects have been different levels of involvement, commitment and ownership of the project among the trading partners; different levels of readiness for process change; and business partners' own agendas and concern about their competitiveness in the community. These issues can prolong time-to-market, which is critical to the success of collaborative commerce. As a result, enterprises embarking on c-commerce projects must expand their traditional project management approach to include business partner relationship management, inter-company communication, issue and problem resolution, and cross-enterprise knowledge management.

     4) Post-Merger Integration: Mergers and acquisitions are an essential ingredient of corporate strategy. However, recent research shows that only about half of these merged companies have succeeded relative to peers, and despite a growing body of experience, the success rate is not improving. Still, a handful of companies have demonstrated that high levels of success can indeed be achieved on a repeated basis, and this success contributes to superior overall performance. To realize the strategic intent and capture the business benefits of the merger or acquisition, business integration must be carefully executed. This may be the most complex transformation initiative with many decision-making issues: how to resolve the differences in business models, how to manage morale and productivity, how to capture knowledge in a fluctuating environment, and how to minimize resistance to new processes and organizational changes. Successful integrators understand the importance of aligning the strategic and operational goals of the combining businesses. This process requires a project management system that provides structured collaboration, secure user access control, accelerated decision-making, and detailed planning and monitoring. For companies who are actively acquiring other companies, or who are frequent participants in the acquisition process, the use of these project management systems is often a key success factor.

     5) Launching New Ventures: Launching new ventures is an important factor for organizations to sustain growth and to provide a substantial return on investment to stockholders. Recent new launches have been heavily represented by e-business activity, with many of the dot.coms floundering, and the brick-and-mortars once again gaining strength. However, the competitive landscape has been transformed by e-business, and traditional brick-and-mortars need to adapt to this reality to succeed. The new venture transformation process itself takes place in the form of new or joint ventures. In both scenarios, the creation of a new entity separate from the existing organization is the focal point. The new venture is a complex undertaking and needs to be managed like a large and complex project.

Potential  Revenue  Streams

     We intend to capitalize on the following revenue streams that will be developed as a result of providing project management products and services to Fortune 1000 companies. These may include, but not be limited to:

     -     Consulting  and  implementation  fees
     -     Software  licensing  fees
     -     Training  fees

We assess, prototype, design and configure Microsoft software to fit client needs. Significant issues often arise with interfaces to proprietary systems. We develop customized interfaces as a part of this service offering. Control and governance processes supporting the system are customized uniquely for each client. In-depth training is conducted to familiarize personnel with the functionality and features of the new software and processes. The companies listed below are several of the organizations that have used our services to assist them in implementing Microsoft Project based Enterprise Project Management Systems:

      M.D. Anderson Hospital

      Wal-Mart

      University of Texas, Health Science Center

      Halliburton

      Kerr McGee, Inc.

      American Management Systems, Inc.

      Varco, Inc.

      Devon Energy, Inc.

      Microsoft Consulting Services, Inc.

      AIM Funds, Inc.

      Cooper Cameron, Inc.

      Tyson Foods, Inc.

      Electronic Data Systems, Inc. (EDS) as subcontractor to Microsoft

      Royal Dutch/Shell Group of Companies as subcontractor to Microsoft

      Microsoft Corporation

Competition

      The consulting, information technology and outsourcing markets industry is extremely competitive and includes several companies which have achieved substantially greater market shares than we have, and have longer operating histories, have larger customer bases, have substantially greater financial, development and marketing resources than we do. Our competitors include large accounting, consulting and other professional service firms; information technology service providers and service groups of computer equipment. We also may compete with our clients themselves should a client choose to use its own resources, rather than engage an outside firm for the types of management and consulting services we provide.

Employees

     Including our president, Craig Crawford, we currently have twenty-five full time employees, five part time independent consultants. We do not foresee any significant changes in the number of employees or consultants we will have over the next twelve months, unless the growth of our business demands it. We consider our relations with our employees to be good.

Transfer Agent

      Our transfer agent is Deposit Guaranty Insurance Corp., located at Route 1, Box 2374, 2452 Cliff Drive, Dickinson, TX 77539.


Properties.

      Our principal executive offices are located at 333 North Sam Houston Parkway East Suite 275, Houston, Texas, 77060, which consists of approximately 4,800 square feet which we rent under a 28 month subrental agreement for a monthly rental fee of approximately $4,800. We believe that our rented properties are adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities or other forms of property. We believe that our leased property is sufficient for our current and immediately foreseeable operating needs.

Legal Proceedings

     From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as disclosed below, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

      In April 2003, we were named as a defendant in a civil action initiated in the 53rd Judicial District of Travis County, Texas brought by Collective Technologies, LLC successor in interest to Collective Technologies, Inc. The complaint names several defendants including The Project Group, The Project Group, Inc., www.projectgroup.com and Pro Squared. The complaint concerns a collection suit brought by Collective Technologies claiming that we are obligated to repay a debt owed by Mediatrain. The Company has never had a business relationship with Collective and in the opinion of management and its litigation counsel, the suit has no basis. The claim is for an unspecified amount including actual damages, punitive damages, interest, and attorney's fees. As of the date of this filing our counsel is still providing information to, and requesting information from, the claimant.

      Mr. Brian Wilson, a former employee and contractor of Pro Squared, Inc., has claimed with the Texas Workforce Commission that Pro Squared, Inc. did not properly pay him during his employment. The total amount of his initial claim was approximately $94,889; however, in subsequent administrative reviews this amount was reduced to approximately $30,000 by The Texas Workforce Commission under their interpretation of the Texas Payday law. A decision was entered by the Texas Work Force Commission in April 2004 in our favor finding no liability for unpaid wages and dismissing the case.

Management's Discussion and Analysis or Plan of Operation.


During March 2003 Global Boulevard International, Inc. ("Global") acquired substantially all of the issued and outstanding common shares of Pro Squared, Inc. ("Pro Squared") from its shareholders in a reverse merger. The historical financial statements prior to the merger herein presented are those of Pro Squared. In May 2003, the directors effected a one-for-two and a half (1:2.5) reverse stock split of its common stock, and in October 2003 a two-for-one (2:1) stock split. The name of Global was changed to The Project Group, Inc. ("The Project Group").

The following discussion is intended to provide an analysis of our financial condition and should be read in conjunction with our financial statements included herein and our consolidated financial statements, and the financial statements of Pro Squared, Inc., at December 31, 2002 included in their respective Forms 10-KSB and the notes thereto. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Such forward-looking statements include, but are not limited to, the development plans for our growth, trends in the results of our development, anticipated development plans, operating expenses and our anticipated capital requirements and capital resources. Our actual results could differ materially from the results discussed in the forward-looking statements.

For the year ended December 31, 2003

(i) We have raised funds in 2003 through the issuance of shares of our common stock, borrowing and by factoring our accounts receivable. On March 9, 2004, we entered into a Selling Agent Agreement with First Montauk Securities, Inc. ("First Montauk") to assist us in the sale of our Class B 4% Convertible Preferred Stock. We entered into Securities Purchase Agreements with investors for the Sale of 1,700 Class B 4% Preferred Shares for an aggregate purchase price of $1,700,000. Each share of the Class B Convertible Preferred Stock is convertible into 7,692 shares of our Common Stock. In addition, we issued warrants to the investors to purchase an aggregate of 11,050,000 shares of our

Common Stock at an exercise price of $.25 per share. On May 7, 2004, we entered in to an amended agreement with the holders of our Class B 4% Preferred Stock to modify the conversion price of our Class B 4% Preferred Shares so that every preferred share is convertible into 12,500 shares of our common stock. We also agreed to modify the exercise of the warrants that we issued to the shareholders of our Class B 4% Preferred Shares to an exercise price of $.135 per share. The warrants have a term of three years and the exercise price is also subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger.

We continue to closely monitor our expenses versus revenues, and reduce head-count and salaries when revenues decrease. Our management believes that projected increased revenues will result in our achieving profitable operations in 2004.

Our current level of gross consulting revenues is approximately $200,000 to $300,000 per month, trending upwards. It is our intention to continue expanding our operations through increased brand name recognition, through client referrals and through continued quality customer service. We anticipate funding from the March financing arrangement, continued financing of accounts receivable and cash generated from projected operations should provide for our cash needs in 2004. However we can give no assurance that we will be able to maintain our current operating levels and no assurance that we will be able to expand operating levels. We have not established a limit as to the amount of debt we may incur and we have not adopted a ratio of our equity to a debt allowance. If we need to obtain additional financing, the financing may not be available from any source, or may not be available on terms acceptable to us.

As of December 31, 2003, we had cash available of $37,992 and total current assets of $336,585. At December 31, 2003 we had total current liabilities of $1,014,920 with our shareholders' deficit at $632,566. For the period ended December 31, 2003 we incurred total general and administrative expenses of $2,486,982 which included, but were not limited to, wage payments, financial/business consultant fees, office rent, legal and accounting services, travel and related expenses, general liability insurance expenses and allowances for doubtful receivables. For the fiscal year ended December 31, 2003, we generated consulting revenue of $1,962,182 of which the cost of sales to generate such revenue was $733,775 plus additional expenses resulting in a net loss as of December 31, 2003 of $1,411,612. We had 47,282,942 weighted shares outstanding with a basic and diluted loss per share of $0.03 for the year ended December 31, 2003.

(ii) We continue to develop internal software tools to facilitate delivery of our consulting services and to provide training for using Microsoft Project Software.

(iii) We do not expect to purchase or sell any manufacturing facilities or significant equipment over the next 12 months.

Sales

Our sales operations primarily consist of a representative in Seattle, Washington working with Microsoft's headquarters, a regional vice president in Wilmington, Delaware, focusing on the Northeast, a manager in the Houston office who focuses on the Texas market, a Regional Director in the Dallas-Fort Worth Texas area, a Regional Director in the Great Lakes Area, and our consulting staff who develop and qualify leads which come to us from a variety of sources. These sources include the cold calling done by our sales team; leads from our employees; referrals from Microsoft Corporation; contacts from industry research organizations; leads generated by attendance at conferences and trade shows; leads from marketing efforts, telemarketing and advertising; and referrals from current and former clients. Additionally, all senior personnel are encouraged to maintain their own network of contacts to develop potential new business sources.

Liquidity

Our current level of gross consulting revenues is approximately $200,000 to $300,000 per month, trending upwards. It is our intention to continue expanding our operations through increased brand name recognition, through client referrals and through continued quality customer service. We anticipate that proceeds from the March convertible preferred stock financing arrangement, continued financing of accounts receivable and cash generated from projected operations should provide for our liquidity needs in 2004, including the need for working capital to service increased consulting revenue with its resultant personnel and equipment costs.

During 2003, we issued warrants to purchase common stock in lieu of cash for services provided by consultants and bonuses in the form of common stock to certain employees, resulting in a non-cash expense of $467,180 during 2003.

Warrants to purchase common stock were exercised during 2003, resulting in proceeds to us of $572,500, and notes payable of $ 98,000 were converted into common stock.

We are not aware of any material trend, event or capital commitment, which would potentially adversely affect our liquidity.

Results of Operations

Our fiscal year ended December 31, 2003 compared to the fiscal year ended December 31, 2002

We saw an increase in sales for 2003, to the highest revenue level experienced in our short history. Consulting revenue increased by approximately $370,000 in 2003 compared to 2002, to a total of $1,962,182. New customers, additional work for existing customers, and higher rates per hour for consulting services were the primary causes for the increase.

Cost of consulting revenue, as a percentage of consulting revenue, decreased by 4.3% for 2003, compared to the similar ratio for 2002, primarily due to increased hourly rates for client consulting service without a corresponding increase in our labor costs.

General and Administrative

Total General and Administrative costs increased by $973,803 in 2003 to a total of $2,486,982 compared with $1,513,179 in 2002.

Salaries and benefits increased by approximately $175,000 in 2003, compared with 2002. The primary factors include costs associated with a new sales director in 2003 that is not in 2002, and additional personnel employed for increased business development activities and technical support that were added later in fiscal 2002 and in 2003. These increases are partially offset by increased utilization of personnel on customer projects.

Professional and consulting fees increased by approximately $360,000 in 2003 compared to 2002. The increase reflects costs associated with the reverse acquisition of Global Boulevard International, Inc. and increased use of consultants for business services.

General and administrative travel increased approximately $106,000 for 2003, compared with the same period in 2002. This primarily reflected the hiring of additional sales personnel based in Dallas, Texas and Seattle, Washington and related travel costs, plus costs associated with other business development.

General and administrative, other increased approximately $250,000 in 2003 compared to 2002. This reflects costs associated with additional administrative personnel during 2003 (telephone, insurance, supplies, other), printing and depreciation expense on assets added during the latter part of 2002, and additional accruals for penalties and interest on unpaid taxes.

Interest Expense increased from approximately $136,352 in 2002, to $153,037 in 2003. Increased use of our factoring agreement to finance larger receivables and increased interest rates resulted in increased interest costs.

IMPACT OF INFLATION. Inflationary factors have not had a significant effect on our operations.

We are not aware of any material trend, event or capital commitment, which would potentially adversely affect liquidity. In the event such a trend develops, we believe that we will have sufficient funds available to satisfy working capital needs through lines of credit and the funds expected from equity sales.

OTHER:

Except for historical information contained herein, the matters set forth above are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. Investors are directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

Recently issued accounting pronouncements

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," ("FIN No. 46") as superseded in December 2003 by FASB issued Interpretation No. 46R, "Consolidation of Variable Interest Entities--an interpretation of ARB 51 ("FIN No. 46R"). FIN No. 46R requires the primary beneficiary of a variable interest entity ("VIE") to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investors do not have a controlling interest, equity investors participate in losses or residual interests of the entity on a basis that differs from its ownership interest, or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties. FIN No. 46R is applicable for the Company starting February 1, 2004. We do not expect the adoption of FIN No. 46R to have a material impact on our financial condition or results of operations.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 changes the accounting for certain financial instruments that under previous guidance issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The adoption of SFAS 150 did not impact our financial position, cash flows or results of operations.

In December 2003, the SEC issued SAB 104. This staff accounting bulletin revises or rescinds certain sections of SAB 101, which gives interpretation guidance about revenue recognition. SAB 104 makes the interpretive guidance of SAB 101 consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 in the fourth quarter of fiscal 2004 did not impact our financial position, cash flows or results of operations.

                                   MANAGEMENT

Directors and Executive Officers

      The following table sets forth certain information regarding the members of our board of directors and its executive officers as of May 9, 2004:

       Name                          Age         Positions  and  Offices  Held
  -----------------                 -----        -------------------------------
  Craig  Crawford                     51         President, Chief Executive Officer,  and
                                                 Chief Financial Officer and Director

  William  H.  Moebius                73         Chairman and Director

  John  Winchester                    57         Senior Vice President and Director

  Emmett  R. McCoppin, Sr.            48         Vice President, Chief Technology
                                                 Officer and  Director

  Sean  Hanson                        44         Director, Treasurer and Secretary

     Our directors hold office until the next annual meeting of our shareholders or until their successors are duly elected and qualified. Set forth below is a summary description of the principal occupation and business experience of each of our directors and executive officers for at least the last five years.

      Craig Crawford, has served as our President, Chief Executive Officer, Chief Financial Officer and director since March 26, 2003 and has served as the President, Chief Executive Officer, Chief Financial Officer and Director of Pro Squared, Inc., our subsidiary, since its inception in July 2001. Mr. Crawford brings over twenty five years of experience in the management of operations in the process and construction industries, marketing and finance. From July 1997 to May 2001, Mr. Crawford served as the president of Genisys Information Systems, Inc. a software consulting company and from 1995 to 1997 Mr. Crawford served as Vice President, Western Region, for IST, Inc. a $65 million specialty welding and mechanical contracting company. Prior to 1995 Mr. Crawford was a Vice President, Western Region, for Serv-Tech, Inc. and has served in Senior Management positions from operations to finance at Rice University, Brown and Root, Inc. and Goodwin Dannenbaum Littman and Wingfield, Inc. From 1971 to 1973 Mr. Crawford attended the Colorado school of Mines, studying Chemical Engineering and in 1975 graduated from North Carolina State University with a BBA, Business Management.

      William H. Moebius, has served as our Chairman since March 26, 2003 and has served as the Chairman of Pro Squared, our subsidiary, since inception in July 2001. Mr. Morbius brings over 40 years of experience in the construction and management of process facilities worldwide. From 1997 through 2001, Mr. Moebius served as a consultant for Genisys Information Systems, Inc. located in Texas. Formerly the Vice President of engineering and construction for Coastal Corporation, from 1991 through 1997, Mr. Moebius was responsible for hundreds of millions of dollars of successful projects at coastal facilities internationally. Mr. Moebius also served in Senior Management positions, including President, in a number of well respected engineering and construction companies headquartered in New York, New Jersey and Houston. Mr. Moebius received his Bachelor of Science degree in Engineering from Yale University School of Engineering.

      John Winchester, has served as our Senior Vice President and Director since March 26, 2003 and has over thirty-two years of experience in corporate systems data processing, including accounting, inventory and manufacturing control in a wide range of industries. He is also an officer and director of Pro Squared, Inc., our subsidiary since its inception in July 2001. From February 2001 until June 2001 Mr. Winchester served as a senior project manager for a consulting firm located in Maryland. From 1999 through February 2001, Mr. Winchester was an independent consultant and from April 1996 through October 1999 he served as the Vice President of Software Development for Genisys Information Systems Inc. Mr. Winchester has trained approximately 3,000 individuals in creating and implementing project management systems including Boeing; Lockheed Martin; GE Aircraft engines; Microsoft and various United States government agencies.

      Emmett R. McCoppin, Sr., has served as our Chief Technology Officer and Director since March 26, 2003 and has over sixteen years of experience developing software for special applications within the scope of project management and budget tracking systems for government compliance programs. He is also an officer and director of Pro Squared, our subsidiary company, since its inception in July 2001. From 1997 through 2001 Mr. McCoppin served as a senior consultant/programmer for Genisys Information Systems, Inc. From January 1997 through April 1997 Mr. McCoppin served as a senior consultant for PMIS, a management consulting and software company located in California. From 1974 through 1997 Mr. McCoppin served as a project manager and network engineer for Dupont, Inc. located in Texas. Mr. McCoppin was trained at Lamar University and Dupont/Conoco to manage server systems and LAN/WAN networks. Mr. McCoppin is a Microsoft Certified Professional, Novell Certified Administrator, Broadband and Ethernet Certified Systems Engineer, PC LAN Certified, and Microsoft SQL Server Certified.

      Sean Hanson, has served as our Director, Treasurer and Secretary since March 26, 2003 and has over twenty years of experience in a broad variety of responsible positions planning and construction process facilities for the petrochemical industry. He is also an officer and director of Pro Squared, our subsidiary company, since July 2001. From February 2001 through July 2001 Mr. Hanson served as the senior project manager for a consulting firm, located in Maryland, from 1997 through 2001 Mr. Hanson served as the Director of Project Management for Genisys Information Systems, Inc., located in Texas, and from 1996 through 1997 Mr. Hanson served as the Senior Planning Manager for Basis Petroleum, Inc., located in Houston. He has functioned as Project Manger, Senior Planner, Senior Consultant on a variety of large projects ranging from refineries in Aruba, to the re-design of the Internal Revenue Service's computer system. From 1983 to 1984 Mr. Hanson attended Sawyer Business College.

Involvement in Certain Legal Proceedings

      We are not aware of any material legal proceedings that have occurred within the past five years concerning any director, director nominee, or control person which involved a criminal conviction, a pending criminal proceeding, a pending or concluded administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.

    Executive Compensation.

     The officers or directors that have received or earned any compensation or bonus in excess of $100,000 for services rendered in fiscal year 2001, 2002 or 2003 are listed below.

     The following table sets forth information concerning the total compensation that we have paid or accrued on behalf of our chief executive officer since our inception.

                           SUMMARY COMPENSATION TABLE

                                                        Long-Term Compensation
                                                  ------------------------------
                         Annual  Compensation     Awards      Payouts
                         --------------------     ------      -------
                                                Restricted
Name  and                                        Stock
Principal                                        Bonus -      Other($)
Position(s)               Year     Salary($)    shares     Compensation      Awards (# shares)
----------------------------------------------------------------------------------------------
                          2003     $ 0              0          None
James W. McCabe, Jr.      2002     $ 0              0          None
Former President(*)       2001     $ 0              0          None

Craig  Crawford           2001     $49,165
President                 2002     $118,320      74,952
                          2003     $131,000      20,000

Sean Hanson               2003     $111,692.28   20,000
Treasurer, Secretary
and Director

(*) Mr. McCabe has not served as our President or Board Member since March 28, 2003.

We do not maintain key-man life insurance for any of our executive officers or directors.

Compensation of Directors

     During the fiscal year ending December 31, 2003, we issued options to each of our officers and directors to purchase 140,000 shares of our common stock at $.125 per share. Other than as described herein, no other officer or director received any type of compensation from our Company for serving as such. No arrangements are presently in place regarding compensation to directors for their services as directors or for committee participation or special assignments.

OPTION GRANTS IN 2003

     The following table sets forth certain information concerning the individual option grants during the year ended December 31, 2003, to each of our Named Executive Officers.

                                             % of Total
                         Number of            Options
                         Securities          Granted to     Exercise or
                         Underlying           Employees      Base Price   Expiration
    Name             Options Granted (#)       in 2003         ($/sh)        date
    ----             -------------------       -------         ------        ----
  Craig  Crawford          140,000              15.7            $0.125    August 31, 2008

  William  H.  Moebius     140,000              15.7            $0.125    August 31, 2008

  John  Winchester         140,000              15.7            $0.125    August 31, 2008

  Emmett  R. McCoppin, Sr. 140,000              15.7            $0.125    August 31, 2008

  Sean  Hanson             140,000              15.7            $0.125    August 31, 2008

Stock Option Plans

      In March 2003, our board of directors and stockholders adopted our 2003 Employee/Consultant Stock Compensation Plan. We reserved 3,000,000 shares of our common stock for issuance upon grant of stock or exercise of options granted from time to time under the 2003 plan. The 2003 stock compensation plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of stock and stock options.

      Under the stock compensation plan, we may grant stock and stock options only to employees and consultants. The 2003 stock compensation plan is administered directly by our board of directors.

      Subject to the provisions of the stock compensation plan, the board will determine who shall receive stock or stock options, the number of shares of common stock that may be granted or purchased under the options, the time and manner of exercise of options and exercise prices. As of May 9, 2004, we do not have any additional shares available under our 2003 stock compensation plan.

Director Compensation

      Our current directors do not receive any additional compensation for their services as a director.

Employment Agreements

      We entered into a three year employment agreement with our current Chief Executive Officer, Craig Crawford. The employment Agreement, effective March 29, 2004, provides for an annual base compensation of $144,000 with bonuses and issuance of stock options to be determined by our Board of Directors.

Certain Relationships and Related Transactions.

           In consideration for our officers and directors who had converted an aggregate of $64,486.31 of accrued salaries owed to them into shares of Pro Squared, Inc. common stock, the officers and directors were granted an option of converting all of their then owned 14,515,906 shares of common stock into a designated class of our Class A Preferred Shares that will offer voting rights identical to those rights of holders of common shares. Such option was also given to William Moebius who has converted a $15,000 note into shares of common stock. Such Class A preferred stock is exercisable two (2) years from the date of issuance (which has not yet occurred) and, if and when converted, shall be converted into shares of our common stock based on the total number of shares of the our common stock issued and outstanding on the conversion date such that the issuance of our common stock to the holder shall represent, on a pro rata basis, 59.38% of our then outstanding common stock. Such Class A preferred shares shall have voting rights equal to an aggregate of 59.38% of the total shares outstanding of our Common Stock, on a pro rata basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     (i) The following table sets forth certain information concerning the ownership of the Common Stock by (a) each person who, to the best of our knowledge, beneficially owned on that date more than 5% of our outstanding Common Stock, (b) each of our directors and executive officers and

(c) all current directors and executive officers as a group. The following table is based upon an aggregate of 56,396,000 shares of our common stock outstanding as of May 9, 2004.

                             Number of Shares of            Percent of
                                Common Stock               Common Stock
                               Beneficially               Beneficially
Name of                      Owned or Right              Owned or Right
Beneficial Owner            to Direct Vote (2)          to Direct Vote (2)
-------------------          --------------------        --------------------

  Craig  Crawford                6,726,944(3)(4)                11.89%

  William  H.  Moebius           2,621,653(3)                    4.63%

  John  Winchester               5,029,778(3)                    8.89%

  Emmett  R. McCoppin, Sr.       6,604,637(3)                   11.68%

  Sean  Hanson                   4,395,012(3)                    7.77%

  All directors and executive   25,378,024(5)                    44.4%
  officers as a group
 (five persons)

----------

* Indicates less than one percent of our total shares of common stock outstanding.

(1) Unless otherwise indicated, the address of each person listed is c/o The Project Group, Inc. 333 North Sam Houston Parkway East, Suite 275, Houston, Texas, 77060.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days following the date of the information in this table are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock owned by such person.

(3) Includes an option to purchase 140,000 shares of our common stock at an exercise price of $0.125 per share.

(4) Includes an option for Lisa Crawford, the spouse of Craig Crawford, to purchase 10,000 shares of our common stock at an exercise price of $0.125 per share.

(5) Includes options to purchase an aggregate of 710,000 shares of our common stock at an exercise price of $0.125 per share.

(6) Such figure is calculated based on the current option and common stock holdings of our officers. It does not account for the right of our officers and directors to convert 14,515,906 of their aggregate shares of common stock into shares of our Class A Preferred Stock which would then provide our officers an aggregate voting right of approximately 59.38% of our outstanding common stock.

                        DESCRIPTION OF SECURITIES

      The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

OUR COMMON STOCK

We are authorized to issue 100,000,000 shares of our Common Stock, $0.001 par value, of which, as of May 9, 2004, 56,396,000 shares are issued and outstanding. Holders of shares of our Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The approval of proposals submitted to stockholders at a meeting other than for the election of directors requires the favorable vote of a majority of the shares voting, except in the case of certain fundamental matters (such as certain amendments to the Certificate of Incorporation, and certain mergers and reorganizations), in which cases Nevada law and the Company's By-Laws require the favorable vote of at least a majority of all outstanding shares. Stockholders are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore, and in the event of liquidation, dissolution or winding up of the Company to share ratably in all assets remaining after payment of liabilities. The holders of shares of Common Stock have no preemptive, conversion, subscription or cumulative voting rights. Each holder of the Company's common stock are entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.

OUR CLASS A CONVERTIBLE PREFERRED STOCK

We are authorized to issue an aggregate of 5,000,000 shares of our preferred stock, $.001 per share par value. We have reserved 2,500,000 shares of our preferred stock to be designated as our Class A Convertible Preferred Stock, par value $0.001 per share. As of May 9, 2004 there are no shares of our Class A Convertible Preferred Stock outstanding.

Distribution: The holders of our Class A Preferred stock are entitled to cash dividends and distributions out of funds of the corporation legally available for that purpose Pro Rata and Pari Passu with the holders of our common stock such that the distributions payable on each issued and outstanding share of the preferred stock shall be equal to the amount paid on each issued and outstanding share of the Common Stock, and all distributions shall be declared, paid and set aside ratably among the holders of the preferred stock and the holders of the Common Stock in proportion to the issued and outstanding shares of the preferred stock and the Common Stock held by them; provided however that distributions shall be issued to the preferred stock holders on an as if converted basis of the preferred stock to Common Stock.

Voting: The holders of the Preferred Stock shall each be entitled to vote the number of votes as if converted into common stock equal to 59.38% of the Common Stock into which such shares are to be converted. Except as expressly set forth in our Certificate of Designation, any matter as to which the holders of our Common Stock are entitled to vote shall require the affirmative vote of the holders of a majority of the issued and outstanding shares of Preferred Stock, voting as one class.

Liquidation: Upon the occurrence of a liquidating event, whether voluntary or involuntary, the holders of the preferred stock and the Common Stock of all classes shall be entitled to receive, Pro Rata and Pari Passu out of the assets of the Corporation available for distribution to its stockholders or from the net proceeds from a sale, lease, exchange or other disposition of our assets as applicable, as follows: the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock and the Common Stock.

Conversion Ratio: Each one (1) share of the Preferred Stock shall be converted into X number of fully paid and nonassessable shares of the Common Stock so that the aggregate number of Class A preferred shares shall, when converted, equal 59.38% of the total number of shares of our Common Stock outstanding on the conversion date on a pro rata basis.

OUR SERIES B 4% CONVERTIBLE PREFERRED STOCK

We are authorized to issue an aggregate of 5,000,000 shares of our preferred stock, $.001 per share par value. We have reserved 1,700 shares of our preferred stock to be designated as our Series B 4% Convertible Preferred Stock, par value $0.001 per share. As of May 9, 2004 we have 850 shares of our Series B 4% Convertible Preferred Stock outstanding, with the remaining 850 shares to be issued within five days of effectiveness of our registration statement.

Dividends: Each share of Series B Preferred Stock shall be entitled to receive quarterly cumulative annual dividends of 4% per share which will accrue from the date of original issuance and be payable to holders of record on the 10th business day prior to the dividend date of December 31 and June 30 of each year. We may, at our option, pay dividends in cash or shares of Common Stock; provided, however, any such dividend shares must be subject to an effective or filed and pending registration statement with the Securities and Exchange Commission allowing for the immediate resale under the Securities Act of 1933, as amended (the "Act") by the holder of the dividend shares . The number of Dividend Shares shall be determined by reference to the average closing price of the Common Stock for the 10 days prior to the record date for payment of the dividend. Dividends on the Series B Preferred Stock will be junior to dividends on any series or class of Senior Stock and if at any time any dividend on Senior Stock is in default, we may not pay any dividend on the Series B Preferred Stock until all accrued and unpaid dividends on the Senior Stock for all prior periods and the current period are paid or declared and set aside for payment. The Series B Preferred Stock will have priority as to dividends over the Common Stock and any other series or class of the Corporation's Junior Stock.

Liquidation: In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of our Series B Preferred Stock shall be entitled to be paid $1000.00 per share, plus accumulated unpaid dividends. If, upon any such liquidation, dissolution or other winding up of our affairs, our net assets distributable among the holders of all outstanding shares of the Series B Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then our entire net remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series B Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. While any shares of Series B Preferred Stock are outstanding, we may not establish any Senior Stock without the prior affirmative vote of a majority of the shares of our Series B Preferred Stockholders.

Redemption: The Series B Stock shall be subject to redemption at our option provided (i) there is an effective registration statement providing for the resale under the Act of the Conversion Shares, and (ii) holders of Series B Stock receive 20 days prior notice of the redemption, during which 20 day period they may convert the shares. The redemption price shall equal to $1,200.00 per share plus all accrued and unpaid dividends.

Conversion Rights: Unless redeemed, the Series B Shares are convertible at any time at the option of the Holder from the date of issue until the redemption date. For each shares of Series B Stock converted, the number of shares of Common Stock to be received shall be 12,500 shares of Common Stock, subject to certain adjustments in the event of stock splits, reorganizations and similar transactions. The Series B Stock shall automatically convert into shares of Common Stock in the event that the Corporation's Common Stock has a closing sales price in excess of $0.60 per share for the 20 consecutive trading days prior to the date of written notice by the Corporation to the holders of the Series B Stock.

Prohibition on Financings:. We are not permitted to issue any shares of Common Stock (or securities convertible or exchangeable into Common Stock) with an issue price (or conversion or exercise price in the case of convertible securities) for a period commencing on the issue date and ending on a date which is 90 after the date that a registration statement is declared effective by the Sec providing for the resale under the Act by the Holders of the Conversion Shares; provided, however, we may (i) issue options or shares or other securities to its employees and other eligible persons under its existing employee option plans; (ii) issue warrants or other securities to consultants or advisors provided such securities have an exercise or conversion price in excess of $0.14 per share and (iii) may issue shares of Common Stock in connection with the exercise or conversion of convertible securities outstanding on the date hereof in accordance with the terms thereof. In the event that we issue securities in violation of these terms, then the conversion rate of the Series B Stock shall be reduced to reflect in full the issue or conversion or exercise price of such securities.

OPTIONS AND WARRANTS

     We have warrants outstanding to purchase an aggregate of 12,850,000 shares of our common stock exercisable at prices ranging from $.10 per share to $.25 per share. We also have options outstanding to purchase an aggregate of 3,440,000 shares of our common stock at exercise prices ranging from $.125 per share to $.312 per share.

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o short sales, but, if at all, only after the effectiveness of the Registration Statement and the approval for listing by the American Stock Exchange of the shares of common stock offered hereby;

      o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

         The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

         The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling security holders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling security holders.

         Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         Selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling security holders are deemed to be underwriters, the selling security holders may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees incurred in connection with the sale of the common stock offered hereby will be paid by the selling security holders.

         Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

         We advised the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales of the shares offered hereby.

     We will pay all the expenses related to the registration of the shares offered by this prospectus, except for any underwriting, brokerage or related fees, discounts, commissions or the fees or expenses of counsel or advisors to the selling stockholders.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

      The validity of the shares of common stock being offered hereby will be passed upon for us by Seth A. Farbman, P.C., Woodmere, New York.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

     Seth A. Farbman owns a three year warrant to purchase up to 700,000 shares of our common stock at a per share exercise price of $0.10 per share. Seth A. Farbman is the sole principal of Seth A. Farbman, P.C.

Mr. Farbman also owns 200,000 shares of our restricted common stock. Mr. Farbman serves as our counsel and will be rendering an opinion as to the validity of the securities being offered by the selling stockholders. The legal services included the preparation of this prospectus.

                                     EXPERTS

      Our financial statements at December 31, 2003 and 2002, appearing in this prospectus and registration statement have been audited by Thomas Leger & Co., L.L.P., independent certified public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of The Project Group, Inc. filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

      We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

      We furnish our stockholders with annual reports containing audited financial statements.

FINANCIAL STATEMENTS

                             THE PROJECT GROUP, INC.

TABLE OF CONTENTS

                                                                  PAGE

Independent Auditor's Report                                      F - 1

Consolidated Balance Sheet as of December 31, 2003                F - 2

Consolidated Statements of Operations for the Years ended
   December 31, 2003 and 2002                                     F - 3

Consolidated Statements of Shareholders' Deficit for the
   Years ended December 31, 2003 and 2002                         F - 4

Consolidated Statements of Cash Flows for the Years ended
   December 31, 2003 and 2002                                     F - 5

Consolidated Notes to the Financial Statements                F - 6 to F - 14

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
The Project Group, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheet of The Project Group, Inc. (a Texas Corporation) as of December 31, 2003 and the related consolidated statements of operations, shareholders' deficit, and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Project Group, Inc. as of December 31, 2003 and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and has a net working capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                            Thomas Leger & Co., L.L.P.

March 26, 2004, except for the last two
sentences of the first paragraph of Note 8 -
Subsequent Events, as to which the date is May 7, 2004
Houston, TX

                             THE PROJECT GROUP, INC
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------


                               ASSETS

CURRENT ASSETS
  Cash                                                              $    37,992
  Accounts receivable, net of allowance of $75,000                      237,671
  Unbilled receivable                                                    12,911
  Prepaid expenses                                                       48,011
                                                                    -----------

  Total current assets                                                  336,585
                                                                    -----------

  Computers and equipment, net                                           25,603
  Software development, net                                              20,166
                                                                    -----------

TOTAL ASSETS                                                        $   382,354
                                                                    ===========

               LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES

  Accounts payable                                                  $   114,622
  Accrued liabilities                                                   730,668
  Note payable                                                          159,717
  Accrued interest payable                                                9,913
                                                                    -----------

  Total current liabilities                                           1,014,920
                                                                    -----------

SHAREHOLDERS' DEFICIT

  Preferred stock, par value $.001, 5,000,000
      shares authorized, none issued                                         --
  Common stock, par value $.001, 100,000,000
      shares authorized, 55,796,000 shares issued
      and outstanding                                                    55,796
  Paid-in capital                                                     1,459,384
  Accumulated deficit                                                (2,147,746)
                                                                    -----------

  Total shareholders' deficit                                          (632,566)
                                                                    -----------

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                         $   382,354
                                                                    ===========


                     The accompanying notes are an integral
                      part of these financial statements.

                             THE PROJECT GROUP, INC
                  CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
                     YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

                                                           2003                  2002
                                                       ------------        ------------
CONSULTING REVENUE                                     $  1,962,182        $  1,588,562

COST OF CONSULTING REVENUE                                  733,775             661,941
                                                       ------------        ------------

GROSS PROFIT                                              1,228,407             926,621
                                                       ------------        ------------

GENERAL AND ADMINISTRATIVE
  General and administrative, other                         420,077             170,347
  Salaries and benefits                                   1,081,676             907,063
  Professional and consulting fees                          620,454             260,380
  Bad debt expense                                          175,794              93,264
  Travel and entertainment                                  188,981              82,125
                                                       ------------        ------------

  Total general and administrative                        2,486,982           1,513,179
                                                       ------------        ------------

  Loss from operations                                   (1,258,575)           (586,558)

OTHER (INCOME) EXPENSE
  Interest expense                                          153,037             136,352
  Recovery of receivables previously written off                 --             (20,929)
                                                       ------------        ------------

  Loss before income taxes                               (1,411,612)           (701,981)

INCOME TAX PROVISION                                             --               4,133
                                                       ------------        ------------

  NET LOSS                                             $ (1,411,612)       $   (697,848)
                                                       ============        ============

  Basic and diluted loss per share                     $      (0.03)       $      (0.02)
                                                       ============        ============

  Basic and diluted  weighted average
     shares outstanding                                  47,282,942          41,763,986
                                                       ============        ============

                     The accompanying notes are an integral
                      part of these financial statements.

                             THE PROJECT GROUP, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

                                                                              Paid                       Stock
                                                     Common Stock              In        Accumulated  Subscription
                                                 Shares        Amount        Capital       Deficit     Receivable       Total
                                               -----------   -----------   -----------   -----------   -----------   -----------
Balance at January 1, 2002, adjusted
  for subsequent stock splits                   35,800,032   $    35,800   $    66,754   $   (38,286)  $   (17,700)  $    46,568
Stock issued for services                        1,312,000         1,312        80,664            --            --        81,976
Shareholders' loans converted to stock           1,200,000         1,200        13,800            --            --        15,000
Payable to shareholders converted to stock       8,055,381         8,055       125,804            --            --       133,859
Stock issued for cash                              868,000           868        43,632            --            --        44,500
Cash received                                           --            --            --            --        11,250        11,250
Reduction in accounts payable                           --            --            --            --         3,841         3,841
Net loss                                                --            --            --      (697,848)           --      (697,848)
                                               -----------   -----------   -----------   -----------   -----------   -----------

Balance at December 31, 2002                    47,235,412        47,235       330,654      (736,134)       (2,609)     (360,854)
                                               -----------   -----------   -----------   -----------   -----------   -----------

Issuance of common stock and recapitalization
   in reverse acquisition transaction           (2,979,412)       (2,979)        2,979            --            --            --
Shareholders' loans converted to stock           3,920,000         3,920        94,080            --            --        98,000
Stock Issued for services                        2,220,000         2,220       467,180            --            --       469,400
Stock issued on exercise of warrants             5,400,000         5,400       567,100            --            --       572,500
Stock subscription receivable written off               --            --        (2,609)           --         2,609            --
Net loss                                                --            --            --    (1,411,612)           --    (1,411,612)
                                               -----------   -----------   -----------   -----------   -----------   -----------

Balance at December 31, 2003                    55,796,000   $    55,796   $ 1,459,384   $(2,147,746)  $        --   $  (632,566)
                                                ==========   ===========   ===========   ===========   ===========   ===========

                     The accompanying notes are an integral
                      part of these financial statements.

                             THE PROJECT GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

                                                                       2003                2002
                                                                    -----------        -----------
OPERATING ACTIVITIES
  Net loss                                                          $(1,411,612)       $  (697,848)
  Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation and amortization                                          23,900             14,637
  Stock issued for services                                             469,400             81,976
  Payables converted to stock                                                --            133,859
  Consulting agreement settlements                                           --            164,000
  (Increase) decrease in assets:
    Accounts receivable                                                 191,462           (338,419)
    Unbilled receivable                                                  19,207              9,999
    Note receivable                                                          --             65,285
    Prepaid expense and other current assets                            (23,495)            (4,236)
  Increase (decrease) in liabilities:
    Accounts payable and deferred revenue                               (47,875)           200,197
    Accrued liabilities and interest payable                            512,116            (68,475)
    Income taxes                                                             --             (4,133)
                                                                    -----------        -----------

    Net cash used in operating activities                              (266,897)          (443,158)
                                                                    -----------        -----------

INVESTING ACTIVITIES
  Purchase of fixed assets                                              (24,171)           (60,135)
                                                                    -----------        -----------

    Net cash used in investing activities                               (24,171)           (60,135)
                                                                    -----------        -----------

FINANCING ACTIVITIES
    Proceeds from shareholder loans                                          --             65,000
    Payment of notes payable to shareholder                             (35,007)           (14,993)
    Checks drawn in excess of bank balances                              (8,887)             8,887
    Proceeds from issuance of common stock                                   --             44,500
    Proceeds from exercise of warrants                                  572,500                 --
    Net proceeds (payments) from issuance of note payable              (199,546)           311,009
    Stock subscriptions received                                             --             11,250
                                                                    -----------        -----------

Net cash provided by financing activities                               329,060            425,653
                                                                    -----------        -----------

INCREASE (DECREASE) IN CASH                                              37,992            (77,640)
CASH AT BEGINNING OF PERIOD                                                  --             77,640
                                                                    -----------        -----------
CASH AT END OF PERIOD                                               $    37,992        $        --
                                                                    ===========        ===========

SUPPLEMENTAL INFORMATION
  Interest paid                                                     $   162,132        $   111,593
  Common stock issued:
      In exchange for payables to shareholders                               --            133,859
      In exchange for shareholders' loans                                98,000             15,000
      For services                                                           --             81,976
  Reduction of common stock and increase in paid-in-capital
      for recapitalization in reverse acquisition transaction            (2,979)                --
  Conversion of consulting contract to note payable                          --             98,000
  Payable from consulting agreement settlement                               --             66,000
  Reduction in subscriptions receivable                                      --              3,841
  Subscriptions receivable written off and reduction
      in paid-in-capital                                                  2,609                 --

                     The accompanying notes are an integral
                       part of these financial statements.

                             THE PROJECT GROUP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002


1.  ORGANIZATION & SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND ORGANIZATION

Pro Squared, Inc. was organized on July 24, 2001.

During March 2003, Global Boulevard International, Inc. ("Global") acquired substantially all of the issued and outstanding common shares of Pro Squared, Inc. ("Pro Squared") from its shareholders in a reverse merger. As consideration for the Pro Squared common shares, Global issued and exchanged 39,776,400 (after stock splits) shares of its common stock for 99.5% of Pro Squared's outstanding common stock. As a result, Pro Squared is substantially a wholly-owned subsidiary of Global.

The name of Global was changed to The Project Group, Inc. ("The Project Group").

The historical financial statements prior to the merger herein presented are those of Pro Squared.

In May 2003, the Company effected a one-for-two and a half (1:2.5) reverse stock split of its common stock, and in October 2003 a two-for-one (2:1) stock split. All share and per share amounts are adjusted for all stock splits unless otherwise noted.

The Company provides project management and integration consulting services throughout the United States.

BASIS OF PRESENTATION

The accompanying consolidated financial statements of The Project Group, Inc. ("the Company") have been prepared in accordance with accounting principles generally accepted in the United States of America and include the financial results of its substantially wholly-owned subsidiary. All necessary adjustments to eliminate intercompany transactions have been reflected in the statements.


REVENUE RECOGNITION

Consulting revenue is recognized as services are performed. Contracts are based on hourly rates, are cancelable by either party and do not contain any refund provisions. The Company does not have any fixed price long-term contracts. The Company believes that revenue is recorded in accordance with Securities and Exchange Commission Staff Accounting Bulletin 101, "Revenue Recognition."


CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all short-term securities purchased with maturity of three months or less to be cash equivalents.

                             THE PROJECT GROUP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002


1. ORGANIZATION & SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACCOUNTS RECEIVABLE

The Company utilizes the allowance method for determining the collectibility of its accounts receivable. The allowance method recognizes bad debt expense following a review of the individual accounts outstanding in light of the surrounding facts. Accounts receivables are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts based on historical bad debts, factors related to specific customers' ability to pay and economic trends. The Company writes off accounts receivables against the allowance when a balance is determined to be uncollectible.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, or the shorter of the useful lives.

Routine repairs and maintenance costs are charged to operations as incurred while the costs of significant improvements are capitalized. The major class of property and equipment was computers and equipment of $36,966. Depreciation expense for the year ended December 31, 2003 and 2002 was $7,361 and $4,002, respectively. Accumulated depreciation for the year ended December 31, 2003 and 2002 was $11,363 and $4,002, respectively.

INTANGIBLES

The Company has adopted Statements of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets." Intangibles consist primarily of software development in the amount of $47,339 at December 31, 2003. Amortization expense for the year ended December 31, 2003 and 2002 was $16,538 and $10,635, respectively. Accumulated amortization for the year ended December 31, 2003 was $27,173.

INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax basis of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will assure full realization. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

                             THE PROJECT GROUP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002


1. ORGANIZATION & SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

Stock compensation expense for stock granted to non-employees has been determined in accordance with SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF 96-18"), as the fair value of the consideration received or the fair value of the equity instruments issued whichever is more reliably measured.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosure. Accordingly, actual results could differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications were made to previously reported amounts in the accompanying financial statement and notes to make them consistent with the current year presentation.

FAIR VALUE DISCLOSURE AT DECEMBER 31, 2003

The carrying value of cash, accounts receivable, accounts payable, accrued liabilities and notes payable are reasonable estimates of their fair value because of short-term maturity.

CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

Consulting revenues are derived from various customers who generally are not required to provide collateral for amounts owed to the Company and are dispersed over a wide geographic area.

For the years ended December 31, 2003 and 2002, the following customers accounted for revenues greater than 10%:

                              2003               2002
                              ----               ----
Customer A                    44%                 10%
Customer B                     -                  23%
Customer C                     9%                 21%
Customer D                    13%                 --

No other customers accounted for more than 10% of revenue during the years then ended.

                             THE PROJECT GROUP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002


1. ORGANIZATION & SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NET LOSS PER SHARE

Basic loss per share is computed by dividing the net loss available to common shareholders by the weighted average of common shares outstanding during the year. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is anti-dilutive, thereby reducing the loss or increasing the income per common share. As described in Note 7, at December 31, 2003, the Company had outstanding the right to purchase 1,690,000 and 2,600,000 shares of Common Stock under options and warrants. At December 31, 2002, the Company had outstanding rights to purchase 800,000 and 2,000,000 shares of Common Stock under options and warrants, respectively. Because the Company incurred losses in 2003 and 2002, the inclusion of those potential common shares in the calculation of diluted loss per share would have an anti-dilutive effect; therefore, basic and diluted per share amounts were the same in each of 2003 and 2002.

RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," ("FIN No. 46") as superseded in December 2003 by FASB issued Interpretation No. 46R, "Consolidation of Variable Interest Entities--an interpretation of ARB 51 ("FIN No. 46R"). FIN No. 46R requires the primary beneficiary of a variable interest entity ("VIE") to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investors do not have a controlling interest, equity investors participate in losses or residual interests of the entity on a basis that differs from its ownership interest, or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties. FIN No. 46R is applicable for the Company starting February 1, 2004. We do not expect the adoption of FIN No. 46R to have a material impact on our financial condition or results of operations.


In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 changes the accounting for certain financial instruments that under previous guidance issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The adoption of SFAS 150 did not impact our financial position, cash flows or results of operations.


In December 2003, the SEC issued SAB 104. This staff accounting bulletin revises or rescinds certain sections of SAB 101, which gives interpretation guidance about revenue recognition. SAB 104 makes the interpretive guidance of SAB 101 consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 in the fourth quarter of fiscal 2004 did not impact our financial position, cash flows or results of operations.

                             THE PROJECT GROUP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002


1. ORGANIZATION & SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has suffered recurring losses from operations and has experienced cash flow problems. This raises questions as to the ability of the Company to expand as its customers require additional service. The Company has completed a financing arrangement for $1,700,000 before offering costs through the sale of convertible preferred stock, with additional amounts which may be raised through the exercise of related warrants (See Note 8. Subsequent Events). The Company is also pursing a strategy to raise additional working capital through the financing of accounts receivable or working capital loans. Efforts to increase the volume of consulting services resulted in significant new business during the latter part of the first quarter of 2004, with further increases in consulting revenues anticipated for the remainder of the year. The Company believes this increased revenue level should result in profitability during 2004.

2.  ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

In October 2002, the Company entered into an accounts receivable purchase agreement with a shareholder (Factor). The agreement allows for acceptable accounts receivable to be sold and assigned to the Factor. The Factor may then hold back payment of an amount equal to 10-30 percent of the gross face amount sold. At December 31, 2003, the outstanding accounts receivable sold was $220,455 and the related note payable was $159,717. Under the arrangement, the Company pays a fee of 3-10% of the accounts receivable sold, depending on when the receivable is collected by the Factor and approximates a 51% interest rate on the outstanding balance. The Company sells a significant portion of its accounts receivable and collects the remainder in the ordinary course of business.

3.  LEASE

Through January 2004, the Company leased its office space under a month-to-month agreement with a shareholder. Rental expense under the agreement was $28,400 and $18,000, respectively, for the years ended December 31, 2003 and 2002. Effective January 2004, the Company terminated the office lease with the shareholder. The Company executed a 28 month sub-lease for office space and equipment with a third party for $ 4,800 per month beginning January 16, 2004.

4.   INCOME TAXES

The following table sets forth a reconciliation of the statutory federal income tax for the years ended December 31, 2003 and 2002.

                             THE PROJECT GROUP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002


4.   INCOME TAXES
(CONTINUED)

                                                                2003              2002
                                                             -----------      -----------
          Loss before income taxes                           $(1,411,612)     $  (701,981)
                                                             ===========      ===========
          Income tax benefit computed at statutory rates     $  (479,948)     $  (238,674)
          Permanent differences, nondeductible expenses           56,278            1,558
          Increase in valuation allowance                        445,527          245,691
          Other                                                  (21,857)         (12,708)
                                                             -----------      -----------

          Tax Benefit                                        $        --      $    (4,133)
                                                             ===========      ===========


No federal income taxes have been paid since inception of the Company. The Company files a consolidated tax return with its subsidiary and has a net operating loss carryforward of approximately $1,642,000 which will expire in 2021 through 2023. The Company's net operating loss carryforwards may be subject to annual limitations, which could reduce or defer the utilization of the loss as a result of ownership change as defined in section 382 of the Internal Revenue Code.

DEFERRED INCOME TAXES

The net deferred tax assets that would result from use of net operating loss carryforwards have been fully reserved for in the financial statements.

The tax effects of the temporary differences between financial statement income and taxable income are recognized as a deferred tax asset and liability. Significant components of the deferred tax asset and liability as of December 31, 2003 and 2002 are set out below.

                                                                        2003           2002
                                                                      ---------      ---------
          DEFERRED TAX ASSETS
              Net operating loss carry forward                        $ 558,379      $ 272,318
              Valuation allowance                                      (691,218)      (245,691)
              Conversion to cash basis for tax reporting purposes       132,839             --
                                                                      ---------      ---------
          Total deferred tax asset                                           --         26,627
                                                                      ---------      ---------
          DEFERRED TAX LIABILITY

              Conversion to cash basis for tax reporting purposes            --         26,627
                                                                      ---------      ---------
          Net deferred tax liability                                  $      --      $      --
                                                                      =========      =========

                             THE PROJECT GROUP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002


5.   COMMITMENTS AND CONTINGENCIES

CONSULTING AGREEMENTS

The Company entered into a three year consulting arrangement with an individual dated July 31, 2001, which was amended January 1, 2002. The arrangement provides for payments of $5,000 per quarter beginning March 31, 2002. Additional payments of $7,500 and $10,000 per month are required upon reaching certain revenue goals as set out in the agreement. The Company will expense the above fees as services are provided. For the years ended December 31, 2003 and 2002, the individual waived all payments.

In addition, in 2001 the Company granted the individual options to purchase 400,000 shares of Common Stock at a purchase price of $.156 per share; the options shall vest once the Company has obtained annual revenues of $5,000,000 over a twelve (12) month period. Also the Company granted the individual options to purchase 400,000 shares of Common Stock of the Company at a purchase price equal to $.3125 per share; these options shall vest once the Company has obtained annual revenues of $10,000,000 in aggregate over a twelve (12) month period. The Company calculated the fair market value of the options using the Black-Scholes options pricing model and determined that the fair market value was not material.

PAYROLL TAX LIABILITY

The Company owes approximately $395,000 in payroll taxes for 2003. Management has recorded as a liability its best estimate of penalties and interest associated with these payroll taxes. The Company is in preliminary stages of negotiations with the Internal Revenue Service regarding payment of the liability.

LITIGATION

The Company is involved in legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

6.   NOTES PAYABLE TO SHAREHOLDERS

On December 31, 2002, the Company entered into a promissory note payable of $98,000 with a shareholder of the Company as payment owed in connection with the buy-out of a consulting agreement originally dated June 15, 2001. On May 28, 2003, the Company approved a resolution modifying the terms of the note payable. The warrants previously issued were modified to reflect an exercise price of $0.11 per share for the purchase of 1,000,000 pre-split shares of the Company's stock. On May 28, 2003, the Company calculated the fair market value of the warrants using the Black-Scholes option pricing model and determined that the fair market value was not material. The warrants were exercised during 2003.

During 2003, the shareholder converted the note into 3,920,000 shares of the Company's common stock.

                             THE PROJECT GROUP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002


7.   WARRANTS, OPTIONS AND STOCK ISSUED FOR SERVICES


                                                  Number of Shares      Exercise Price
                                                  ----------------      --------------
Warrants
   December 31, 2002 (as modified and
           Adjusted for stock splits)                2,000,000            $.055
   Granted during 2003                               6,600,000            $.125
   Exercised during 2003                             6,000,000            $.055-$.125
                                                    ----------
December 31,2003                                     2,600,000            $.125
                                                    ----------

Options
   December 31,2002 (as modified and
           Adjusted for stock splits)                  800,000            $.156-$.312 (avg $.234)
   Granted during 2003                                 890,000            $.125
                                                    ----------
   December 31,2003                                  1,690,000            $.125-$.312(avg $.177)
                                                    ----------


During the third quarter 2003, warrants to purchase 6,600,000 post-split shares at $ .125 per share and 1,440,000 post-split shares of common stock were issued to employees and consultants for compensation and services. The Company calculated the fair market value of the warrants using the Black-Scholes option pricing model. The Company amortized the warrant expense over the service period of the consulting agreements. All the warrants were exercised or expired by January 31, 2004.

During August 2003, options to purchase 890,000 shares of common stock at an exercise price of $.125 per share were issued to officers and employees (10 individuals). The options expire August 31, 2008.

8.   SUBSEQUENT EVENTS

On March 4, 2004, the Company finalized an agreement for the purchase of 1,700 shares of the Company's newly created 4% Series B Convertible Preferred Stock for $1,700,000. Each $1,000 preferred share can be converted into 7,692 shares of the Company's common stock. During March 2004, the first $850,000 was received and 850 shares of preferred stock and warrants to purchase 11,050,000 shares of common stock at $.25 were issued to the investors. Warrants to purchase 1,100,000 shares of common stock at $.25 were issued to the selling agent and warrants to purchase 700,000 shares of common stock at $.20 were issued to consultant/attorney. The warrants have a term of three years. The Company has agreed to register the underlying shares under a Form SB-2 registration statement. There are penalties for not meeting timely filing and effectiveness deadlines. Net proceeds from the first tranche, including all necessary accruals for the required registration and lock up fees, was approximately $500,000. The second $850,000 is scheduled to be received five days after the effective date of the Registration Statement; additional net proceeds should be approximately $730,000. The Company and the purchasers of tne 1,700 shares of Series B Convertible Preferred Stock changed the conversion rate from 7,692 shares of the Company's common stock to 12,500 shares of The Company's common stock, per an agreement dated May 7, 2004, and the purchase price of the warrants issued to the purchaser of the preferred stock and to the selling agent was changed from $.25 per share to $.135 per share, per agreement on May 7, 2004. The Board of Directors changed the purchase price of the warrants issued to an attorney to purchase 700,000 shares of the Company's common stock from $.20 per share to $.10 per share, on May 5, 2004.

                             THE PROJECT GROUP, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002


8.   SUBSEQUENT EVENTS
(CONTINUED)


As required by the agreement, the Company entered into an employment agreement with Craig Crawford as President and Chief Executive in March 2004. The term of the agreement is through February 2007, and includes a base salary of $144,000 per annum. The employee agreement includes significant penalties for early termination of employment or change in control of the Company.

During January 2004, warrants to purchase 600,000 shares of common stock were exercised for $75,000, and warrants to purchase 2,000,000 shares of common stock expired unexercised.

====================================================================================================================
      We have not authorized any dealer,
salesperson or any other person to give
any information or to represent anything
other than those contained in this prospectus
in connection with the offer contained herein,
and, if given or made, you should not rely upon
such information or representations as having been
authorized by The Project Group, Inc. This prospectus                   36,225,000
does not constitute an offer of any securities                          SHARES OF
other than those to which it relates or an offer                      COMMON STOCK
to sell, or a solicitation of an offer to buy,
those to which it relates in any state to any
person to whom it is not lawful to make such
offer in such state. The delivery of this
prospectus at any time does not imply that the
information herein is correct as of any time
after the date of this prospectus.                               THE PROJECT GROUP, INC.


          TABLE OF CONTENTS

                                             Page
                                             ----

Prospectus Summary..............................5
Risk Factors....................................8
Forward-Looking Statements .....................13
Use of Proceeds.................................13
Description of the Transactions.................15
Selling Stockholders ...........................39
Description of Securities.......................42
Plan of Distribution ...........................45                        PROSPECTUS
Indemnification of Officers and
Directors.......................................45
Legal Matter....................................45
Experts.........................................45
                                                                         May ___, 2004

====================================================================================================================

Dealer Prospectus Delivery Obligation

     Until _______ 2004 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

      Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

      Nature of Expense                                          Amount
      ------------------                                       ----------
      SEC Registration fee                                     $   757.30
      Accounting fees and expenses                              10,000.00*
      Legal fees and expenses                                   45,000.00*
      Transfer Agent Fees                                          500.00
                                                               ----------
                            TOTAL                              $56,257.30
                                                               ==========
------------
* Estimated Expenses.

Item 26. Recent Sales of Unregistered Securities.

      The following sets forth information regarding all sales of our unregistered securities during the past three years. Some of the holders of the shares issued below may have subsequently transferred or disposed of their shares and the list does not purport to be a current listing of the Company's stockholders.

     During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, or Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us. All shares and per share amounts are based on shares outstanding at the date of the transaction and are not adjusted for subsequent stock splits.

     On March 9, 2004, we entered into a securities purchase agreement to sell 1,700 shares of our Class B 4% Convertible Preferred Shares to 12 investors for an aggregate purchase price of $1,700,000. In connection with such issuance, we issued those investors warrants to purchase an aggregate of 11,050,000 shares of our common stock at an exercise price of $.25 per share. We also issued our legal counsel, Seth Farbman, a warrant to purchase 700,000 shares of our common stock at an exercise price of $.20 per share. Finally, we issued to three individuals, warrants to purchase an aggregate of 1,100,000 shares of our common stock exercisable at $.25 per share. We believe this offering was deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made only to accredited investors, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933. On May 7, we lowered the warrant exercise price of our preferred Class B holders and First Montauk warrants from $.25 per share to $.135 per share and the warrants of our legal counsel, Seth Farbman, from $.20 per share to $.10 per share.
The Company believes that the issuance of the new warrants are issued pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, involving an exchange of securities with an existing security holder where no commission is payable.

     In the first quarter of 2004, we authorized the issuance of shares to the following individuals in the following amounts: Tommy Lovelace was issued 50,000 shares of our common stock, valued at approximately $10,000, for services rendered to the Company; we issued Keith Phillips 50,000 shares of our common stock, valued at approximately $10,000, for services rendered to the Company; Edward Mawson was issued 100,000 shares of our common stock, valued at approximately $20,000, and options to purchase 500,000 shares of our common stock, for services rendered to the Company; Adrian Soyza was issued 100,000 shares of our common stock and options to purchase 250,000 shares of our common stock, valued at approximately $20,000, for services rendered to the Company; Crystal Trevino was issued 150,000 shares of our common stock, valued at approximately $25,000, as consideration for a non-compete arrangement with the Company; and Coastal Research was issued 175,000 shares of our common stock, valued at approximately $35,000, for services rendered to the Company. We also issued options to Klauss Neilsen purchase 1,000,000 shares of our common stock at a purchase price of $.25 per share. We issued 600,000 shares of our common stock upon exercise of warrants at $.125 per share. We believe this offering was deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made only to accredited investors, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

    On October 6, 2003, we effectuated a forward split of the Company's common stock on a 2:1 basis. As such, shares were issued pursuant to the forward stock split. All new shares have the same par value, voting rights and other rights as old shares.

            In the third quarter of the fiscal year ended December 2003, we issued a warrant to Frederick Huttner for the purchase 150,000 shares at $.25 per share which warrant was subsequently exercised. We believe this offering was deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made only to accredited investors, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

     In September 2003, a shareholder converted a $50,000 note payable into 1,000,000 shares of our common stock. In September 2003, we issued 200,000 restricted shares to two individual consultants to the Company for services rendered to the Company valued at $.28 per share. During the third quarter 2003, we issued warrants to purchase 3,000,000 shares of common stock at $.25 which were issued to employees and consultants for compensation and services. We believe this offering was deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made only to accredited investors, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

     In August 2003 we issued options to purchase an aggregate of 445,000 shares of our common stock at an exercise price of $.25 per share. The options expire on August 31, 2008. We believe this offering was deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made only to accredited investors, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

     In June 2003, a shareholder converted notes payable in the amount of $48,000 to common stock and exercised warrants to purchase 400,000 shares of common stock for $22,000. Also in June 2003, we issued a warrant to one consultant to purchase 800,000 shares of our common stock at an exercise price of $.11. We believe this offering was deemed to be exempt under Regulation D and
Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made only to accredited investors, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

     On March 26, 2003, we entered into an Agreement and Plan of Reorganization, pursuant to which we issued 49,720,500 restricted shares of our common stock to the shareholders of Pro Squared, Inc. We believe this offering was deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made only to accredited investors, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

     On October 6, 2000, we sold, to our then sole Director/Officer 25,000 shares of our common stock for an aggregate purchase price of $10,000. We believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, or Regulation D promulgated thereunder. No advertising or general solicitation was employed in offering the securities.

Item 27. Exhibits

EXHIBIT
NUMBER    DESCRIPTION
--------  ----------
  3.1 Articles of Incorporation of the Company previously filed as an exhibit to our registration statement on Form 10-SB, which was originally filed on December 10, 1999, and incorporated herein by reference.

  3.2 By-Laws of the Company previously filed as an exhibit to our registration statement on Form 10-SB, which was originally filed on December 10, 1999, and incorporated herein by reference.

  5.1     Opinion of Legal Counsel (Filed herewith)

  10.0 Agreement and Plan of Reorganization between the Company, Pro Squared and the Shareholders of Pro Squared, Inc. previously filed with the Commission as an exhibit to our Form 8-K on March 28, 2003 and incorporated herein by reference.

  10.1. Securities Purchase Agreement dated March 4, 2004 filed as an exhibit to our Form 8-K (File No: 000-28445) filed with the Commission on March 9, 2004 and incorporated herein by reference.

  10.2. Investor Warrant dated March 4, 2004 filed as an exhibit to our Form 8-K (File No: 000-28445) filed with the Commission on March 9, 2004 and incorporated herein by reference.

  10.4. Selling Agent Agreement dated March 4, 2004 filed as an exhibit to our Form 8-K (File No: 000-28445) filed with the Commission on March 9, 2004 and incorporated herein by reference.

  10.5. Certificate of Designation dated March 4, 2004 filed as an exhibit to our Form 8-K (File No: 000-28445) filed with the Commission on March 9, 2004 and incorporated herein by reference.

  10.6    Amended Securities Purchase Agreement dated May 7, 2004

  10.7    Amended Certificate of Designation dated May 7, 2004

  23.1    Consent of Thomas Leger & Co., L.L.P.

  23.2    Consent of legal counsel (see Exhibit 5.1).

Item 28. Undertakings.

      The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

      (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on May 10, 2004.


                                        THE PROJECT GROUP, INC.


Date: May 10, 2004                     By:  /s/  Craig  Crawford
                                        ----------------------------------------
                                        Craig  Crawford

                                        President  and  Chief  Executive Officer
                                        Principal Executive Officer and
                                        Principal Accounting Officer


      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name                                      Title                             Date
---------------------------        -----------------------------        -----------------

/s/  Craig  Crawford
---------------------------                                               May 10, 2004
  Craig  Crawford                    President, Chief Executive
                                     Officer and Director

/s/ William  H.  Moebius
---------------------------
  William  H.  Moebius               Chairman and Director                May 10, 2004


/s/ John  Winchester
---------------------------
  John  Winchester                   Senior Vice President and Director   May 10, 2004


/s/ Emmett  R. McCoppin, Sr.
---------------------------
  Emmett  R. McCoppin, Sr.           Vice President, Chief Technology     May 10, 2004
                                     Officer  and  Director

/s/ Sean  Hanson
---------------------------
  Sean  Hanson                       Director, Treasurer and Secretary    May 10, 2004

EXHIBIT
NUMBER     DESCRIPTION
-------   -------------

3.1 Articles of Incorporation of the Company previously filed as an exhibit to our registration statement on Form 10-SB, which was originally filed on December 10, 1999, and incorporated herein by reference.

3.2 By-Laws of the Company previously filed as an exhibit to our registration statement on Form 10-SB, which was originally filed on December 10, 1999, and incorporated herein by reference.

5.1      Opinion of Legal Counsel (Filed herewith)

10.0 Agreement and Plan of Reorganization between the Company, Pro Squared and the Shareholders of Pro Squared, Inc. previously filed with the Commission as an exhibit to our Form 8-K on March 28, 2003 and incorporated herein by reference.

10.1. Securities Purchase Agreement dated March 4, 2004 filed as an exhibit to our Form 8-K (File No: 000-28445) filed with the Commission on March 9, 2004 and incorporated herein by reference.

10.2. Investor Warrant dated March 4, 2004 filed as an exhibit to our Form 8-K (File No: 000-28445) filed with the Commission on March 9, 2004 and incorporated herein by reference.

10.4. Selling Agent Agreement dated March 4, 2004 filed as an exhibit to our Form 8-K (File No: 000-28445) filed with the Commission on March 9, 2004 and incorporated herein by reference.

10.5. Certificate of Designation dated March 4, 2004 filed as an exhibit to our Form 8-K (File No: 000-28445) filed with the Commission on March 9, 2004 and incorporated herein by reference.

10.6     Amended Securities Purchase Agreement dated May 7, 2004

10.7     Amended Certificate of Designation dated May 7, 2004

23.1     Consent of Thomas Leger & Co., L.L.P.

23.2     Consent of legal counsel (see Exhibit 5.1).